UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SOLUTIA INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies.

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

JEFFRY N. QUINN
Chairman and Chief Executive Officer

March 8, 2011

Dear fellow stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Solutia Inc. on Monday, April 18, 2011. We will hold the meeting at 10:00 a.m., Central Time, at our world headquarters at 575 Maryville Centre Drive, St. Louis, Missouri 63141. You can find a map with directions to our headquarters near the back of the proxy statement that accompanies this letter.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting. In order to further reduce the Company’s future costs, we encourage our stockholders to enroll for electronic delivery of their proxy material.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the proxy statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

Thank you for your ongoing support of, and continued interest in, Solutia.

Sincerely,
JEFFRY N.QUINN
Chairman of the Board, President and Chief
Executive Officer

Solutia Inc. | 575 Maryville Centre Drive | St. Louis, MO 63141 | 314-674-1000

Notice of Annual Meeting of Stockholders
To be held on April 18, 2011

The Annual Meeting of Stockholders of Solutia Inc. will be held at our world headquarters at 575 Maryville Centre Drive, St. Louis, Missouri 63141 on Monday, April 18, 2011 at 10:00 a.m., Central Time. At the annual meeting, stockholders will consider the following proposals:

(1) to elect three directors to serve until the 2014 Annual Meeting of Stockholders;

(2) to hold an advisory vote on executive compensation;

(3) to hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4) to ratify the appointment of our independent public accounting firm; and

(5) to transact any other business properly introduced at the meeting

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, or if you received a hard copy of the proxy statement, on your enclosed proxy card.

By order of the Board of Directors

Miriam Rogers Singer
Vice President and Corporate Secretary

This proxy statement and the accompanying proxy card are being sent or made available on or about March 8, 2011.

ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this proxy statement and the Solutia Inc. 2010 Annual Report to Stockholders, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about March 8, 2011, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. We encourage our stockholders to sign up for electronic delivery of their proxy material.

Why am I receiving these materials?

Our Board of Directors (our “Board”) is soliciting proxies for the 2011 Annual Meeting of Stockholders, which will take place on April 18, 2011. In connection with the annual meeting, our Board of Directors is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	our proxy statement for Solutia’s annual meeting; and

•	our 2010 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers and certain other required information.

What proposals will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

•	the election of three directors for a three-year term (Proposal No. 1);

•	an advisory vote on executive compensation (Proposal No. 2);

•	an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3); and

•	the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Solutia’s independent public accounting firm for 2011 (Proposal No. 4).

What is the Solutia Board’s voting recommendation?

The Board recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR” the approval of the compensation of our named executive officers (Proposal No. 2);

•	“ANNUALLY” for the frequency of the advisory vote on executive compensation (Proposal No. 3); and

•	“FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Solutia’s independent public accounting firm (Proposal No. 4).

Who is entitled to vote at the Annual Meeting?

The close of business on February 24, 2011 was the record date for determining the holders of our common stock entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof. The Notice contains instructions on how to vote. On the record date, there were 121,893,667 shares of our common stock outstanding. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	Shares registered directly in your name with our transfer agent, for which you are considered the “stockholder of record”; and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record”, and the Notice, or if requested, these proxy materials are being sent to you directly by Solutia. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Jeffry N. Quinn, our President, Chief Executive Officer and Chairman of the Board and Paul J. Berra, III, our Senior Vice President, Legal and Governmental Affairs and General Counsel, or to vote in person at the annual meeting. If you requested copies of the proxy materials, we have enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing your broker, bank or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the annual meeting?”

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring your enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed legal proxy from your broker giving you the right to vote the shares.

How can I vote my shares without attending the annual meeting?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the annual meeting by proxy. You can vote by proxy over the Internet, or by telephone or by mail. Please follow the instructions provided in the Notice, or, if you request printed copies of the proxy materials, on the proxy card or voting instructions you receive.

Can I revoke my proxy or change my vote?

You may revoke a proxy or change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Notify Miriam Rogers Singer, our Corporate Secretary, in writing before the annual meeting that you have revoked your proxy.

What is the “quorum” requirement for the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares of our common stock that are present or represented at a meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How are votes counted?

In the election of directors (Proposal No. 1), your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the advisory vote on executive compensation (Proposal No. 2) and the ratification of our independent public accounting firm (Proposal No. 4), your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. For the advisory vote on the frequency of the vote on executive compensation (Proposal No. 3), your vote may be cast for “ANNUAL”, “EVERY 2 YEARS” or “EVERY 3 YEARS” or you can “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST” each of the other three options set forth in Proposal No. 3. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of the Board.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Solutia or to third parties except (i) as necessary to meet applicable legal requirements; (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Solutia’s management.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc. will tabulate the vote and act as the inspector of elections.

What is the voting requirement to approve each proposal?

In the election for directors, (Proposal No. 1), the three persons receiving the highest number of “FOR” votes will be elected. If you indicate “WITHHELD” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Such abstentions are not counted in the election of directors and do not affect the outcome.

If a quorum is present, approval of Proposals No. 2, No. 3 and No. 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting on that proposal at the

2011 Annual Meeting of Stockholders. Proposal Nos. 2 and 3 are advisory votes only and as discussed in more detail below; the voting results are not binding on us.

If you are a beneficial owner of Solutia shares and do not provide the stockholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes. Broker non-votes may occur because certain beneficial holders of Solutia shares hold their shares in “street name” through a broker or other nominee. Under the rules of the New York Stock Exchange, the only item to be acted upon at our 2011 Annual Meeting of Stockholders with respect to which a broker or nominee will be permitted to exercise voting discretion is Proposal No. 4, the ratification of the appointment of Deloitte & Touche LLP to serve as our independent public accounting firm for fiscal year 2011. Therefore, if a beneficial holder of Solutia shares does not give the broker or nominee specific voting instructions on Proposal Nos. 1 through 3, the holder’s shares will not be voted on those items and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such proposals.

An abstention on any of Proposals Nos. 2, 3 or 4 identified above will have the effect of a vote against that proposal. With respect to Proposal No. 3 specifically, an abstention will have the effect of a vote against all three options of “ANNUAL”, “EVERY 2 YEARS” or “EVERY 3 YEARS” with respect to how often a non-binding vote on executive compensation should occur.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results?

We will publish the final results in a current report on Form 8-K within four business days of the annual meeting. You can obtain a copy of the Form 8-K by logging on to our website at www.solutia.com, by calling the SEC at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Structure of the Board of Directors

Our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for a Board that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting. The size of the Board of Directors can be changed by a majority vote of its members and is currently set at nine members. Vacancies on the Board of Directors may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board of Directors, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred.

Director Biographies

The terms of three directors (Messrs. Monahan, Peiser and Quinn), Class III Directors, expire at the 2011 Annual Meeting. Our Governance Committee has recommended and the Board of Directors has nominated these three Class III directors for a three-year term that will expire in 2014. On February 24, 2011, our Board of Directors increased the size of our Board from eight to nine Directors and elected Mr. Edgar G. Hotard to fill the vacancy. Mr. Hotard was elected as a Class 1 director. The terms of Messrs. deVeer, Hotard and Smith, our Class I Directors, expire at the 2012 Annual Meeting and the terms of Messrs. Heffernan, Jagodinski and Rusnack, our Class II Directors, expire at the 2013 Annual Meeting. The following is a list of our directors and nominees for director.

Name and Age of Director	Director Biographical Information

Nominees for Director for terms ending in 2014

William T. Monahan, age 63	Mr. Monahan is the retired Chairman and Chief Executive Officer of Imation Corporation, a developer, manufacturer and marketer of data storage and imaging products and a spin off from 3M Company, where he served in that capacity from 1996 to 2004. Mr. Monahan served as a director from January 2005 and Chairman of the Board and interim CEO from August 2006 to 2007 of Novelis Inc., a manufacturer of aluminum and a spin off of Alcan Aluminum. Mr. Monahan is a director of Hutchinson Technology, Inc., where he serves as the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee, Mosaic Company, where he serves as the Chairman of the Compensation Committee and a member of the Audit and Executive Committees and Pentair, Inc. where he serves as lead director and a member of the Compensation and Nominating and Governance Committees. Our Governance Committee believes Mr. Monahan’s diverse and far-ranging executive and operational experience as a CEO of turnaround companies well prepares and qualifies him to serve as Solutia’s lead director and member of our Executive Compensation and Development Committee and Governance Committee. Mr. Monahan joined our Board in 2008.

Name and Age of Director	Director Biographical Information

Robert A. Peiser, age 62	Mr. Peiser is involved in active service on corporate and not-for-profit boards. He previously served as Chairman and Chief Executive Officer of Omniflight Helicopters, Inc., an air medical services provider, from 2008 to 2010 and as President, Chief Executive Officer and a director of Imperial Sugar Company from 2002 to 2008. Mr. Peiser serves as the Vice Chairman of the Board of Signature Group Holdings, Inc., and chairs that company’s Audit and Executive Committees. Mr. Peiser also serves as a director of Team Inc., where he serves as a member of the Compensation and Executive Committees. During the last five years, but not currently, he also served as a director of Kitty Hawk, Inc. and Pinnacle Airlines. Our Governance Committee believes Mr. Peiser’s diverse executive and board experience provides him with key skills in working with directors, and understanding board processes and functions. Furthermore, Mr. Peiser currently serves as Chairman of the Board of the Texas TriCities Chapter of the National Association of Corporate Directors (“NACD”). His work with the NACD contributes to his being a valuable resource to our Board and our Governance Committee where he serves as Chairman, in the area of corporate governance best practices. Mr. Peiser is also a member of our Audit Committee. Mr. Peiser has been a director since 2008.

Name and Age of Director	Director Biographical Information

Jeffry N. Quinn, age 52	Mr. Quinn serves as our President, Chief Executive Officer and Chairman of the Board. Mr. Quinn joined Solutia in January 2003 as Senior Vice President, General Counsel and Secretary. Mr. Quinn became Chief Restructuring Officer in June 2003. Mr. Quinn became our President and CEO and a director in May 2004 and was elected Chairman of the Board in February 2006. Prior to joining Solutia, Mr. Quinn was Executive Vice President of Premcor, Inc., one of the nation’s largest independent oil refiners in the United States, which prior to its going public, was in the portfolio of companies held by The Blackstone Group. (Premcor was subsequently acquired by Valero Energy Corporation.) Mr. Quinn’s responsibilities included legal, human resources, governmental and public affairs and strategic planning functions and he was instrumental in taking the company public in April 2002. Before joining Premcor, Mr. Quinn served as Senior Vice President, General Counsel and Secretary of Arch Coal, Inc., the nation’s second largest coal producer. There he was a member of the management team that grew the company through acquisitions from a small privately held entity to a publicly traded company. Mr. Quinn is imminently qualified to serve as director with senior level executive leadership experience in diverse industries and broad experience in a wide range of functional areas, including strategic planning, mergers and acquisitions, human resources, and legal and governmental affairs. He also has extensive experience in board process and governance. Under Mr. Quinn’s guidance and direction, our Company was restructured through the bankruptcy process and transformed into a premier specialty chemical company. Mr. Quinn joined the board of directors of Tronox Incorporated upon its emergence from Chapter 11 bankruptcy proceedings on February 14, 2011, and is Chairman of its Compensation Committee. Tronox Incorporated is the world’s third largest producer and marketer of titanium dioxide pigment. Mr. Quinn also served as a director of Tecumseh Products Company from August 2007 until August 2009.

Name and Age of Director	Director Biographical Information

Current Directors for terms ending in 2012

Robert K. deVeer, Jr., age 64	Mr. deVeer serves as President of deVeer Capital LLC, a private investment company which he founded in 1996. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group at Credit-Suisse First Boston. From 1973 to 1995, he held positions of increasing responsibility at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee and a trustee of the First Boston Foundation. Mr. deVeer brings to our Board over twenty-five years of extensive experience and knowledge of international banking and finance and complex mergers and acquisitions. The Governance Committee believes Mr. deVeer’s long-term experience with and understanding of the credit markets, analyzing risk and performing financial strategic planning are particularly helpful as the Company works to restructure its post-emergence capital structure and to explore growth opportunities. Mr. deVeer has also served since 1998 as a director of Palatin Technologies, Inc. where he is the Chairman of its Audit Committee. This experience also provides valuable insights for his service as a member of our Audit and Executive Compensation and Disclosure Committees. Mr. deVeer joined our Board in 2008.

Gregory C. Smith, age 59	Mr. Smith is Principal of Greg C. Smith LLC, a consulting firm focused on financial service, automotive and environmental markets. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until his retirement in 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006, Executive Vice President and President — Americas from 2004 until 2005, Group Vice President — Ford Motor Company and Chairman and Chief Executive Officer — Ford Motor Credit Company from 2002 to 2004, Vice President, Ford Motor Company, and President and Chief Operating Officer, Ford Motor Credit Company, from 2001 to 2002. Mr. Smith serves as a director of Lear Corporation, where he chairs the Audit Committee and is a member of the Compensation Committee. He is also a director of Penske Corporation, where he serves as a member of the Audit and Compensation Committees and previously served as a director of Fannie Mae from 2005 until 2008. Mr. Smith also serves as a director of Challenge Aspen, a non-profit organization that provides recreational opportunities for people with disabilities. Mr. Smith brings a wealth of experience in operations, engineering, product development, marketing, sales, strategy and financial services. His extensive experience with the automotive sector uniquely qualifies him to serve as a director where his insight in operational and manufacturing excellence and deep knowledge of the automotive industry provides great value. Mr. Smith serves on our Audit and Governance Committees and has been a director since 2008.

Name and Age of Director	Director Biographical Information

Edgar G. Hotard, age 66	Mr. Hotard has been an independent consultant/investor since 1999 when he retired as President and Chief Operating Officer of Praxair, Inc., a leading producer and distributor of specialty gases. Under his leadership, Praxair’s global sales more than doubled to $5 billion, and the company executed a successful expansion into the Asia Pacific region. In 1992, Mr. Hotard co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President. He has served as a Venture Partner of ARCH Venture Partners since September 2004, and as a Partner at Hao Capital, a private equity firm based in Hong Kong and Beijing, China, investing growth capital in Chinese firms. He also serves as an advisor to the Monitor Group, a global strategy consulting firm, for their Asian practice and as the Chairman of the Monitor Group (China). Mr. Hotard serves as a director of Albany International Corporation, the world’s leading maker of paper machine clothing, where he serves as Chairman of its Audit Committee and member of its Governance Committee. He is also lead director of Global Industries, Ltd., which provides offshore support services to the oil and gas industry worldwide where he also serves as a member of its Nominating & Governance and Technical, Safety, Health & Environment Committees. Mr. Hotard was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing and the School of Management, State University of Buffalo, New York. Mr. Hotard has extensive experience in assisting non-Chinese companies to develop their businesses and business relationships in China. His extensive background and first hand experience in China will be valuable to the board as the board oversees our efforts to develop our growing presence in China and the surrounding region. Additionally, his executive and operational experience will provide insights that are valuable to the board. Mr. Hotard has been a director since 2011.

Name and Age of Director	Director Biographical Information

Current Directors for terms ending in 2013

James P. Heffernan, age 65	Mr. Heffernan brings decades of significant business experience to our board. Currently, he serves as a member of the board of directors of United Natural Foods, Inc., a leading distributor of natural and organic foods and of Command Security Corporation, a provider of uniformed security officers, aviation security services and support security services to commercial, financial, industrial, aviation and governmental customers throughout the United States. Mr. Heffernan also serves as Vice Chairman and as a Trustee of the New York Racing Association, which is the governing body for thoroughbred racing at Belmont, Aqueduct and Saratoga. Previously, Mr. Heffernan served as President of WHR Management Corp. and as General Partner and President of Whitman Heffernan & Rhein Workout Funds, an investment banking firm specializing in corporate reorganizations. From 1993 to 2000, Mr. Heffernan served as Chief Financial Officer, Chief Operating Officer and as a Director of Danielson Holding Corporation, which had ownership interests in a number of insurance and trust operations. From 1993 until 2000, Mr. Heffernan served as a Director and as Chairman of the Finance Committee of Columbia Energy Group, a vertically integrated gas company with several billion dollars of annual revenues and assets (which was acquired by NiSource in November 2000). The totality of his professional experience, together with his other board service has provided him with the background and experience of board processes, function, compensation practices and oversight of management which is valuable to the Board, the Audit Committee and in his role as Chairman of the Executive Compensation and Development Committee. Mr. Heffernan has been a director since 2008.

W. Thomas Jagodinski, age 54	Mr. Jagodinski retired as President, Chief Executive Officer and director of Delta and Pine Land Company, a multi-national cotton and soybean planting seed company. Mr. Jagodinski spent sixteen years with Delta and Pine Land Company, working his way through increasing levels of responsibility, from Corporate Controller and Treasurer to Vice President, Finance, Treasurer, and then Senior Vice President and Chief Financial Officer prior to becoming President and CEO. Before joining Delta Pine and Land Company, Mr. Jagodinski held senior positions in public accounting firms. Mr. Jagodinski serves as a director of Lindsay Corporation, where he is also Chairman of the Audit Committee and a director of Phosphate Holdings Inc., where he is Chairman of on the Compensation Committee. The Governance Committee finds Mr. Jagodinski’s financial and auditing background to be extremely helpful to the board and suited to his role as Chairman of our Audit Committee. Mr. Jagodinski brings to us previous experience as a Chief Financial Officer, and Audit Committee chair of a public company, uniquely qualifying him to serve as our Audit Committee Chairman and as a member of the Governance Committee. Mr. Jagodinski has been a director since 2008.

Name and Age of Director	Director Biographical Information

William C. Rusnack, age 66	Mr. Rusnack is a private investor. Our Governance Committee believes Mr. Rusnack’s varied executive experiences, including his diversified background in managing and directing companies gives him superior qualifications and skills to serve as a Director. Mr. Rusnack served as President and Chief Executive Officer and a director of Premcor, Inc., one of the largest independent oil refiners in the United States. (Premcor was subsequently acquired by Valero Energy Corporation.) Prior to joining Premcor, Mr. Rusnack was President of ARCO Products Company, the refining and marketing division of Atlantic Richfield Company. During his 31-year career with ARCO, he was also President of ARCO Transportation Company and Vice President of Corporate Planning and Senior Vice President, Marketing and Employee Relations. In addition to Mr. Rusnack’s broad-based executive experience, he has gained significant experience with other companies through his board service as a director of three public companies. Mr. Rusnack has served since 2001 as a director of Sempra Energy, an energy services holding company. He currently serves as its Lead Director and as a member of its Corporate Governance and Executive Committee and Chairman of its Compensation Committee. Mr. Rusnack has also been a director since 2002 of Peabody Energy Corporation where he serves as Chairman of the Audit Committee and a member of the Executive Committee. Additionally, since 1997, Mr. Rusnack has served as a director of Flowserve Corporation, one of the world’s leading providers of fluid motion and control products and services, where he currently serves as Chairman of the Organization and Compensation Committee and a member of the Corporate Governance and Nominating Committee. He is a member of the American Petroleum Institute, the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at Washington University in St. Louis. His extensive board service with key leadership positions, provides him with substantial insights that are valuable to our Board. Mr. Rusnack is a member of our Executive Compensation and Development Committee and Governance Committee and has been a director since 2010.

Role of the Board; Corporate Governance Matters

The Board oversees the Company’s Chief Executive Officer (the “CEO”) and other senior executive management in the competent and ethical operation of our Company and assures that the long-term interests of the stockholders are being served. It is our policy to conduct our business with integrity and an unrelenting passion for providing the best value to our customers. All of our corporate governance materials, including the Corporate Governance Guidelines, our Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics and Audit, Governance and Executive Compensation and Development Committee charters, are published under “Corporate Governance” in the Investors section of our website at www.solutia.com. These materials are also available in print to any stockholder upon request. Any person who wishes to obtain a copy of any of these documents may do so by writing to Investor Relations, Solutia Inc., 575 Maryville Centre Drive, St. Louis, Missouri 63141. The Board of Directors continually reviews these materials, Delaware law, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as warranted.

Board Leadership Structure

The Board believes that our CEO is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Company’s independent directors bring experience, oversight and expertise from outside the company and industry, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO facilitates information flow between management and the Board, which are essential to effective governance.

Additionally, one of the responsibilities of the Board is to work with management to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

William T. Monahan, an independent director was selected by the Board to serve as the Lead Director for all meetings of the independent directors held in executive session. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the effectiveness of the board meetings, facilitating teamwork and communication between the independent directors and management.

Board Committees

Our current Board of Directors has the following three committees: Audit, Executive Compensation and Development (“ECDC”) and Governance. The table below contains information concerning the membership of each of the committees and the number of times the Board and each committee met during 2010. During 2010, each director attended at least 75% of the total number of meetings of the Board and of the committees on which he serves. In addition, all directors are expected to attend the 2011 Annual Meeting of Stockholders.

Name	Board	Audit	ECDC	Governance

Mr. deVeer	•	•	•
Mr. Heffernan	•	•	▲
Mr. Hotard	•		•
Mr. Jagodinski	•	▲		•
Mr. Monahan	•		•	•
Mr. Peiser	•	•		▲
Mr. Quinn	▲
Mr. Rusnack	•		•	•
Mr. Smith	•	•		•
Number of 2010 meetings	15	8	7	7

▲  Chair  • Member

Governance Committee

The Governance Committee is responsible for the following items:

•	identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending nominees for election at the annual meeting of stockholders and candidates to fill Board vacancies and newly-created director positions, as described under the heading “Nomination Process for Election of Directors”.

•	developing and recommending to the Board of Directors the corporate governance guidelines applicable to the Company;

•	providing oversight for various company programs, such as corporate social responsibility and compliance with legal and regulatory requirements; and

•	performing a leadership role in shaping our corporate governance, including overseeing an annual self-evaluation of the performance of the Board of Directors and each of its committees.

Executive Compensation and Development Committee

The Executive Compensation and Development Committee is responsible for the following items:

•	assisting the Board in establishing corporate goals and objectives relevant to the compensation of our CEO and evaluating the CEO’s performance in light of these goals and objectives;

•	approving total compensation for the CEO and senior executive officers;

•	overseeing the risk assessment of the Company’s compensation program and policies;

•	reviewing and approving all compensation plans, policies and programs that affect the CEO and senior executive officers; and

•	reviewing and recommending compensation of independent directors.

The report of the Executive Compensation and Development Committee can be found on page    of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Executive Compensation and Development Committee is comprised of five directors: Mr. Heffernan, Chair, and Messrs. deVeer, Hotard, Monahan and Rusnack. None of these individuals is a current or former officer or employee of ours or any of our subsidiaries, nor did any of these individuals have any reportable transactions with us or any of our subsidiaries during 2010. During 2010, none of our executive officers served as a director or member of the compensation committee (or equivalent thereof) of another entity, any of whose executive officers served as our director.

Audit Committee

The Audit Committee is responsible for the following items:

•	assisting the Board in overseeing (a) the integrity of the financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of our independent auditor and our internal audit function, and (e) our systems of disclosure controls and internal controls over financial reporting; and

•	overseeing the preparation of the reports required by the SEC.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

The Board has also determined, in its judgment, that all members of the Audit Committee are “audit committee financial experts” and that each member of the Audit Committee is “financially literate.” The Board of Directors has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found on page 45 of this proxy statement.

The Board of Directors has determined in its judgment that the Audit Committee, Executive Compensation and Development Committee and Governance Committee are composed entirely of independent directors as defined in the New York Stock Exchange listing standards and operate under written charters adopted by the entire Board.

Board Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our corporate strategy, business development, business operations and capital structure, as well as the risks associated with each. Each of the Board committees also considers risk within its areas of responsibilities and keeps the Board regularly informed through committee reports about such risks. The ECDC is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Governance Committee manages risks associated with the independence of the Board of Directors, including potential conflicts of interest, and reviews risks related to legal and regulatory compliance. We believe the Board’s administration of its risk oversight function has not affected the Board’s current leadership structure.

From time to time, the ECDC reviews the potential risks associated with the structure and design of our compensation programs. During 2010, at the request of our ECDC, our management undertook a comprehensive evaluation of our incentive compensation programs to assess whether any portion of these programs encourages excessive risk taking. Among the program features evaluated were the mix of fixed versus at-risk and cash-based versus equity-based compensation, the performance metrics at the Company, business unit and individual level, potential compensation volatility and the alignment between performance goals and the Company’s business strategy. The evaluation, which was presented to and reviewed by the ECDC, concluded that the Company’s compensation programs are effectively designed to mitigate risk without diminishing the incentivizing-nature of the compensation. Specific features of the compensation programs that mitigate risk include the following: caps limiting the amount that can be paid under our annual incentive plan; a balanced mix of cash versus equity and short-term versus long-term incentive opportunities; multiple performance metrics; staggered performance periods; ECDC discretion to raise or lower incentive payouts; management processes to oversee risk associated with each of our incentive programs; and stock ownership guidelines for executive officers.

In the “Compensation Discussion and Analysis” section of this proxy statement, we describe in more detail the features of our executive compensation programs designed to mitigate risk, along with the oversight provided by our ECDC, which reviews and approves the design, goals and payouts under our corporate short- and long-term incentive programs. Based on the assessment of management and our ECDC, we believe our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Independence

It is the Board of Directors’ objective to have an overwhelming majority of directors who are independent. We have adopted in our corporate governance guidelines the standards established by the New York Stock Exchange for determining whether a director is independent. These standards are attached to this proxy statement as Appendix A. The Board of Directors has determined, in its judgment, that the non-employee directors meet the New York Stock Exchange standards for independence. Other than Jeffry N. Quinn, our CEO, President and Chairman of the Board, each member of our Board of Directors satisfies the independence standards in the corporate governance guidelines. The independent members of the Board of Directors meet regularly without any members of management present. These sessions are normally held following or in conjunction with regular Board meetings. Mr. Monahan, our Lead Director, serves as the presiding director during executive sessions of non-management directors.

All members of our Audit, Executive Compensation and Development and Governance committees must be independent directors as defined by our corporate governance guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation.

Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a Code of Ethics for Senior Financial Officers. This code applies to our CEO and the other senior officers who have financial responsibilities, including our chief financial officer, treasurer, controller and general counsel.

Related Party Transaction Policy and Procedures

We have written related party transaction policy and procedures. The Audit Committee of the Board of Directors is responsible for approving and ratifying related party transactions under our policy and procedures. The Audit Committee reviews the material facts of all Interested Transactions (as defined in our policy and procedures) that require the Audit Committee’s approval and either approves or disapproves of the entry into the Interested Transaction. If advance pre-approval of an Interested Transaction is not feasible, the Audit Committee considers the Interested Transaction at its next regularly scheduled meeting and if appropriate, the Interested Transaction is ratified. In 2010, the Audit Committee did not approve any related party transactions.

Under the policy, certain Interested Transactions have standing pre-approval including (i) employment of executive officers, (ii) director compensation, (iii) transactions where all shareholders receive proportional benefits, (iv) transactions involving competitive bids, (v) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $1,000,000 or 2% of that company’s total annual revenues, (vi) regulated transactions and (vii) certain banking related services.

Nomination Process for Election of Directors

The Governance Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and capability. The Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service, balancing the value of continuity of service by existing members with that of obtaining a new perspective. The Governance Committee believes that the continuing service of Board members promotes stability and continuity in the boardroom and gives us the benefit of their familiarity and insight into our business. Accordingly, it is generally the policy of the Governance Committee to nominate qualified incumbent directors who wish to continue in service, so long as such directors (i) satisfy the committee’s criteria for membership on the Board and (ii) in the opinion of the committee, will continue to make important contributions to the Board. If (i) any member of the Board does not wish to continue in service, (ii) the committee or the Board decides not to re-nominate a member for re-election or (iii) the size of the Board is increased, the committee generally will solicit suggestions for director candidates from all Board members and will likely, although it is not required to, engage a search firm to assist in identifying qualified candidates; where such a search firm is engaged, the Governance Committee is responsible for setting the fees and the scope of the engagement.

Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Governance Committee considers diversity as it deems appropriate given our current needs and the current needs of our Board to maintain a balance of knowledge, experience and capability. When considering diversity, the Governance Committee considers diversity as one factor, of no greater or lesser importance than other factors and considers diversity in a broad context of gender, race, age, business experience, skills, international experience, education, other public company board experience and other relevant factors. The Governance Committee believes that candidates for director should have certain minimum qualifications, including business experience, high moral character as well as the ability to read and understand basic financial statements; however, the committee retains the right to modify these minimum qualifications from time to time. The Governance Committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the Board. The policy of the Governance Committee (and the Board generally) is to consider written nominations of candidates for election to the Board properly submitted by stockholders; however, it does not actively solicit such nominations. Pursuant to our Bylaws, stockholders must comply with certain procedures in connection with any nominations to the Board, which are summarized below under “Procedure for Nominations of Directors.” The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate is recommended by a stockholder or otherwise.

Procedure for Nominations of Directors

Our Bylaws provide procedures for the nomination of directors. Our Bylaws provide that nominations for the election of directors may only be made by the Board or, if certain procedures are followed, by any stockholder who is entitled to vote generally in the election of directors. Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting). Each such notice of a stockholder’s intent to nominate a director must set forth certain information as specified in our Bylaws and for the 2012 Annual Meeting of Stockholders must also be submitted in the time frame described below under “Stockholder Proposals for 2012 Annual Meeting”.

Director Compensation for the Year Ended December 31, 2010

During 2010 the ECDC asked Semler Brossy Consulting Group, its independent compensation consultant, to evaluate our non-employee director compensation program relative to market practice as compared with our Peer Group companies. Please see “Compensation Disclosure and Analysis” — “Determining Competitive Compensation” for information regarding our Peer Group. As a result of the evaluation, in April 2010, our ECDC made the following changes to our non-employee director compensation: (1) increased the annual cash board retainer from $50,000 to $60,000 effective as of July 1, 2010; (2) increased the annual equity retainer grant from $50,000 to $75,000 effective April 21, 2010; and (3) eliminated the initial equity grant effective as of November 1, 2010. The annual cash retainer for committee chairs and for committee membership did not change. The following table displays all components of compensation for current non-employee directors:

Amount of
Form of Compensation	Compensation

Annual Cash Board Retainer	$60,000
Annual Cash Lead Director Retainer	$30,000
Annual Cash Retainer for Committee Chairman	$15,000
Annual Cash Retainer for Committee Member	$7,500
Annual Equity Retainer (1)	$75,000

(1)	The annual equity retainer vests one-third as of the date of the grant, with the remaining two-thirds to vest equally on the first and second anniversary of the date of the grant. The number of shares granted for the equity retainer is determined using the average closing price of our common stock for the 90 calendar day period preceding the date of the grant.

Our non-employee directors may elect to defer up to 100% of their cash retainer compensation and/or their equity retainer compensation pursuant to our Non-Employee Director Deferred Compensation Plan. Under the Plan, participants do not pay taxes on their deferral or on investment earnings on the deferral until the participant receives a distribution from the Plan. Distributions from the Plan are made in a lump sum within ninety days of a participant ceasing to be a director. Participants may choose to have their deferred cash retainer account credited annually with interest based on the Prime Rate as reported in the Wall Street Journal on the last business day of each year or have their account treated as if invested in our Common Stock. Deferred equity retainers are treated as invested in our Common Stock and are paid in shares of our Common Stock. Deferred restricted stock units are subject to the terms of the grant including vesting.

Directors who are our employees do not receive payment for their services as directors. Mr. Jeffry N. Quinn, our current Chairman of the Board is also our President and CEO. A Lead Director retainer is paid to the lead non-employee director if the Chairman of the Board is our employee. Our current Lead Director is William T. Monahan.

Director Stock Ownership Guidelines

Our directors are subject to stock ownership guidelines. The director ownership guidelines are set forth in the Board’s Corporate Governance Guidelines and provide that, within five years of becoming a director, each director shall own equity securities in the Company in the aggregate amount equal to four times the annual cash retainer. For purposes of computing the amount of securities owned by a director, restricted stock and restricted stock units are valued at the time of the grant and included in the computation. Unexercised stock options, if any, are not included.

Compensation of Non-Employee Directors — 2010

The following table shows the compensation of our non-employee directors for the year ended December 31, 2010:

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Director	($)(1)	($)(2)	($)

Eugene I. Davis (3)	$36,250	-0-	$36,250
Robert K. deVeer	$70,000	$84,242	$154,242
James P. Heffernan	$77,500	$84,242	$161,742
W. Thomas Jagodinski	$77,500	$84,242	$161,742
William T. Monahan	$100,000	$84,242	$184,242
Robert A. Peiser	$77,500	$84,242	$161,742
William C. Rusnack (4)	$53,750	$112,328 (5)	$166,078
Gregory C. Smith	$70,000	$84,242	$154,242

(1)	Includes all fees earned for services as director including annual cash retainer, annual cash lead director retainer, annual cash committee chair retainer and annual cash committee member retainer.

(2)	Our non-employee directors receive an annual equity retainer of $75,000. The annual equity retainer grant for 2010 was made on April 21, 2010. The number of shares issued with respect to the grant was determined based on the average closing price of our stock for the 90 calendar days preceding April 21, 2010 or $15.09 per share. Messrs. deVeer, Jagodinski, Peiser and Smith received 4,970 shares, one third of which vested as of the date of the grant and the remaining two-thirds vest in equal installments on the first and second anniversary of the date of the grant. Pursuant to their elections under the Non-Employee Director Deferred Compensation Plan, Messrs. Monahan and Heffernan received restricted stock units, rather than restricted stock. The restricted stock units vest on the same schedule as restricted stock. The amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, which is $16.95 per share, the closing price of our stock on the date of the grant.

(3)	Mr. Davis did not stand for re-election and consequently, his term as a director ended effective as of our 2010 Annual Meeting of Stockholders which was held on April 21, 2010. Amounts shown reflect Mr. Davis’ compensation through the date of our 2010 Annual Meeting.

(4)	Mr. Rusnack was elected to our Board at our 2010 Annual Meeting of Stockholders which was held on April 21, 2010. Amounts shown reflect Mr. Rusnack’s compensation from the date of his election.

(5)	Mr. Rusnack received an initial equity retainer with a value of $100,000. The number of shares issued with respect to the initial equity retainer was determined based on the average closing price of our stock for the 90 calendar preceding April 21, 2010 or $15.09 per share. The ECDC eliminated future initial equity retainers effective as of November 1, 2010. Mr. Rusnack received 6,627 shares of restricted stock which vests in three equal installments beginning on the first anniversary of the date of the grant. The amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, which is $16.95 per share, the closing price of our stock on the date of the grant.

Communicating with the Board of Directors

Interested parties may communicate with the full Board of Directors, the non-management directors as a group, or individual directors including our Lead Director, by sending written correspondence in care of Solutia Inc., 575 Maryville Centre Drive, P. O. Box 66760, St. Louis, MO 63166, Attention: Corporate Secretary. Financial and accounting matters may also be sent directly to the attention of the Chair of the Audit Committee in care of the Corporate Secretary at the above address. The Chair of the Governance Committee and his duly authorized agent(s) shall be responsible for reviewing interested party communications. Communication from interested parties shall be forwarded to the full Board or to the individual director(s) to whom the communication is addressed unless a communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodicals or other subscriptions, and other similar communications are not forwarded to directors.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN 5 PERCENT OF COMMON STOCK

The following table shows the amount of Solutia common stock beneficially owned as of February 28, 2011 (unless otherwise indicated) by each person known by Solutia to own beneficially more than 5% of our outstanding common stock, by each of our directors and nominees for director, by each of our Named Executive Officers and by all directors, nominees for director and executive officers of Solutia as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table. The business address for each of our directors and executive officers listed below is c/o Solutia Inc., 575 Maryville Centre Drive, St. Louis, MO 63141.

	Number of
	Common Shares	Percent of
Name	Beneficially Owned	Class (1)

Name and Address of Beneficial Owner
FMR LLC (2)	15,850,079	13%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc. (3)	7,933,084	6.5%
40 East 52nd Street New York, NY 10022
Executive Officers and Directors
Jeffry N. Quinn (4)(5)(6)(7)	1,362,132	1%
James M. Sullivan (4)(5)(6)	431,648	*
James R. Voss (5)(6)	372,651	*
Robert T. DeBolt (5)(6)	188,144	*
Paul J. Berra, III (5)(6)	141,177	*
Robert K. deVeer (8)	25,364	*
Edgar G. Hotard (8)	528	*
James P. Heffernan (8)	27,874	*
W. Thomas Jagodinski (8)	35,874	*
William T. Monahan (8)	38,874	*
Robert A. Peiser (8)	26,720	*
William C. Rusnack (8)	12,627	*
Gregory C. Smith (8)	18,874	*
All executive officers and directors (18 persons)	3,048,588	2.5%

*	Less than 1%

(1)	Based on shares outstanding on January 31, 2011.

(2)	As reported in an amended Schedule 13G filed February 14, 2011, as of December 31, 2010, FMR LLC is deemed to beneficially own and has sole voting power as to 1,198,630 shares and sole dispositive power as to 15,850,079 shares. This includes 14,545,259 shares of common stock beneficially owned by Fidelity Management & Research Company (“Fidelity”) in its capacity as an investment advisor, and 168,400 shares of common stock beneficially owned by FIL Limited (“FIL”). Fidelity is a wholly owned subsidiary of FMR LLC, a parent holding company. FIL operates as an entity independent of FMR LLC. Edward C. Johnson 3d and members of his family own approximately 49% of the voting power of FMR LLC, and approximately 39% of the voting power of FIL and have certain other rights to influence the management of these entities. According to the amended Schedule 13G, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation.

However, FMR LLC filed the amended Schedule 13G on a voluntary basis as if all of the shares were beneficially owned by FMR LLC and FIL on a joint basis. The address of FMR LLC and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. In addition, 28,600 shares of common stock are beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR LLC, and 1,107,820 shares of common stock are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC. Both entities hold the shares as a result of serving as investment advisor to institutional accounts. The address of PGALLC and PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

(3)	As reported in an amended Schedule 13G filed February 8, 2011, as of December 31, 2010, BlackRock Inc. is deemed to beneficially own and has sole voting and dispositive power as to 7,933,084 shares.

(4)	The number of shares shown for Messrs. Quinn and Sullivan include 1,716 and 87 shares of common stock deliverable upon the exercise of warrants, respectively.

(5)	The number of shares shown for Messrs. Quinn, Sullivan, Voss, DeBolt and Berra include 332,454, 94,156, 120,736, 58,554 and 52,181 shares, respectively, of time vested restricted stock issued pursuant to our Equity Incentive Plan that have not vested.

(6)	The number of shares shown for Messrs. Quinn, Sullivan, Voss, DeBolt and Berra include exercisable options to purchase 547,576, 167,737, 118,678, 78,329 and 52,492 shares of common stock, respectively.

(7)	The number of shares shown for Mr. Quinn includes 292,872 shares of common stock and 858 shares of common stock deliverable upon the exercise of warrants held in trust for the benefit of Mr. Quinn. Also, the number of shares shown for Mr. Quinn includes 145,846 shares of common stock and 858 shares of common stock deliverable upon the exercise of warrants held in trust for the benefit of Mr. Quinn’s wife.

(8)	Includes 1,655 shares of unvested restricted stock or restricted stock units issued pursuant to the Non-Employee Director Stock Compensation Plan, except for Messrs. Hotard and Rusnack. For Mr. Hotard and Mr. Rusnack, the number shown includes 352 and 2,207 shares, respectively, of unvested restricted common stock issued pursuant to the Non-Employee Director Stock Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and any persons beneficially holding more than ten percent of our common stock to report their ownership of common stock and any changes in that ownership to the SEC and the New York Stock Exchange. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such reports of our directors, executive officers and persons beneficially holding more than ten percent of our common stock were filed on a timely basis except Mr. Gary M. Glandon who had one late Form 4 filing in November 2010, with respect to reporting of option and restricted stock awards made to him under our Amended and Restated 2007 Management Long-Tem Incentive Plan. Such Form 4 was inadvertently filed 4 business days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction

The compensation of our executive officers, including our NEOs reflects the assessment by our ECDC of our performance and each executive’s contribution to our performance. The compensation decisions of our ECDC discussed and analyzed herein were made at three points during the year. On February 16, 2010, our ECDC set the performance measures and goals of our 2010 annual incentive plan; on April 21, 2010, our ECDC made grants to our executive officers under our long term incentive plan; and on February 23, 2011, our ECDC made adjustments to the base salaries of our executive officers and made awards to those officers under our 2010 annual incentive plan. Each of the decisions and the plans under which they were made are discussed herein.

In February 2010, our ECDC established financial measures and strategic goals under our 2010 annual incentive plan, which was approved by our stockholders at our 2010 annual meeting. The awards granted under the 2010 annual incentive plan in February, 2011 reflect the Company’s performance versus those goals as well as the contribution of each of the executive officers.

In April, the ECDC granted equity awards under the long term incentive plan in accordance with equity grant guidelines that had been previously adopted by the ECDC. The long term incentive plan was also approved by our stockholders at our 2010 annual meeting. Grants under the long term incentive plan in April, 2010 were in part influenced by decisions made by the Company and the ECDC in 2009 which, because of the global recession, included suspending the annual incentive plan, freezing base salary increases, and eliminating the Company matching contributions to our savings and investment plan (our 401(k) plan). The equity grants for 2010 consisted of a mix of stock options, restricted and performance shares

Our Named Executive Officers

For 2010, Solutia’s Named Executive Officers (our “NEOs”) are the following individuals:

•	Jeffry N. Quinn, President, Chief Executive Officer, and Chairman of the Board

•	James M. Sullivan, Executive Vice President, Chief Financial Officer and Treasurer

•	James R. Voss, Executive Vice President and Chief Operating Officer

•	Robert T. DeBolt, Senior Vice President — Business Operations

•	Paul J. Berra, III, Senior Vice President, Legal and Governmental Affairs and General Counsel

Our Performance for 2010

The Company achieved strong financial performance in 2010 and we believe our employees, including our NEOs were instrumental in helping us achieve these results. Key highlights of our 2010 performance include the following:

•	We created $1.3 billion in market value for our shareholders in 2010 with an increase in our stock price from $12.70 on December 31, 2009 to $23.08 on December 31, 2010.

•	We achieved annual revenue growth of 21% over 2009 actual results.

•	Our adjusted EBITDA and Earnings Per Share[1], performance measures defined and used in our annual incentive plan, grew at a faster pace than revenue, at 26% and 30%, respectively, in 2010 over 2009.

•	We also expanded adjusted EBITDA margins[1], which were already amongst the best in the specialty chemical industry, from 24.7% in 2009 to 25.8% in 2010.

•	We completed two highly synergistic acquisitions and executed well on the integration of those acquisitions into our existing businesses.

•	For both the one-year and two-year period ended December 31, 2010, we achieved the highest total shareholder return among our Peer Group and also achieved revenue and EBITDA growth in the top half of our Peer Group for 2010 despite delivering stronger performance through the downturn of 2009 than our Peer Group.

Compensation Philosophy and Objectives

Our philosophy for compensating executives is to motivate and reward exceptional performance on a company and individual basis. Our program is designed to capture many aspects of performance including annual financial and strategic results, relative performance against our industry and longer-term shareholder value creation. We provide a competitive level of total compensation at target that can vary substantially for performance above and below target so as to attract and retain executives qualified to execute our business objectives and our strategy and to motivate them to contribute to our short-term and long-term success.

In addition to company performance, as described above, compensation levels for our NEOs reflect factors such as each NEO’s leadership ability, overall knowledge and experience in his particular segment of our business, the competitive compensation environment for such individual, that person’s unique skills and his expected future contribution to the success of the Company. The ECDC’s approach to compensation includes efforts to ensure that compensation policies and practices are consistent with effective risk management. We believe our compensation philosophy reflects a responsible balance of competitive compensation, sound risk management and accountability to stockholders.

1 We define EBITDA to mean earnings from continuing operations before interest expense, loss on debt extinguishment, income taxes, depreciation and amortization, less net income attributable to non-controlling interests. We define Adjusted EBITDA to mean EBITDA less certain gains and losses that affect comparability, cost overhang associated with the sale of our Integrated Nylon business and the shutdown of our Primary Accelerators business and non-cash stock compensation expense. We define adjusted EBITDA margin to mean adjusted EBITDA as a percentage of net sales. We define adjusted Earnings Per Share to mean total earnings, as adjusted for certain gains and losses that affect comparability, divided by the number of outstanding company shares.

The following chart illustrates the general framework of the ECDC’s weighting of the elements of compensation at target for 2010 for our CEO and the interplay of the performance measurements for at-risk compensation:

The Role of our ECDC, our Compensation Consultant and our Management

Role of our ECDC.

The ECDC oversees the development and administration of our executive compensation program, including its underlying philosophy and related policies. The ECDC determines all compensation for our executive officers, including our NEOs. The ECDC’s responsibilities include reviewing and establishing base salaries and incentive opportunities, equity compensation, executive perquisites and any other form of executive compensation for the NEOs including our CEO. The ECDC also reviews its decision relating to our CEO’s compensation with the independent members of our Board and oversees the performance evaluation of our CEO.

Role of our Compensation Consultant.

Under the ECDC’s charter, the ECDC has the authority to select, retain and compensate one or more executive compensation consultants and/or other experts as it deems necessary to carry out its responsibilities. Since 2009, the ECDC has retained Semler Brossy Consulting Group (“Semler Brossy”) as its independent compensation consultant to ensure that it would receive independent advice on its compensation programs and decisions.

At the ECDC’s request, Semler Brossy provides research and market data regarding executive compensation and advises the ECDC on all principal aspects of executive compensation, including market practices, compensation program design and related subjects. Semler Brossy reports directly to the ECDC, although its personnel may meet with management from time to time to gather information or to obtain management’s perspective on executive compensation matters. A consultant from Semler Brossy attends relevant parts of the ECDC meetings in person or by phone. Semler Brossy does not provide any other services to us.

Role of Management.

Our CEO participates in ECDC meetings at the ECDC’s request to provide:

•	Background information regarding our operating and financial objectives;

•	His evaluation of the performance of the senior executive officers, including all of our other NEOs; and

•	Compensation and professional development recommendations for senior executive officers, including all of our other NEOs.

Our CEO has no role in determining his own compensation.

Our human resources department is responsible for managing and implementing the day-to-day aspects of our executive compensation program established by the ECDC. Our Senior Vice President and Chief Human Resources Officer serves as the primary management liaison to the ECDC.

Determining Competitive Compensation

To make decisions regarding the compensation of each executive, the ECDC reviews the executive’s performance and accomplishments over the prior year with our CEO. The CEO makes recommendations to the ECDC about base salary increases and any variations for senior executives in the applicable annual bonus or equity grant value guidelines adopted by the ECDC, except with respect to his own compensation. The ECDC takes into account the competitive compensation environment, our performance and each executive’s performance, as well as internal equity considerations within the Company.

For the CEO, the ECDC reviews the factors described above as well as reviews evaluations from all of the independent directors and a self assessment by the CEO. This information is reviewed by the full Board in executive session without the CEO’s participation to provide a basis for determining CEO compensation as well as to provide constructive feedback to our CEO.

Role of Peer Companies and Use of Market Data:  With the assistance of Semler Brossy, the ECDC identified a group of peer companies to use for comparison purposes for our executive compensation for 2010. Our peer group remains the same as the group we used in 2009, which consists of 14 similarly sized publicly traded specialty chemical and performance materials companies (the “Peer Group”). The following companies comprise the Peer Group:

Albemarle Corporation	FMC Corporation	Rockwood Holdings, Inc.
Arch Chemicals Inc.	International Flavors & Fragrances, Inc.	RPM International Inc.
Cabot Corporation	The Lubrizol Corporation	Sigma-Aldrich Corporation
Cytec Industries Inc.	OM Group	Valspar Corporation
Eastman Chemical Company	PolyOne Corporation

The ECDC reviews compensation pay levels and practices at the Peer Group companies to inform the Committee’s decision making process so it can set total compensation levels that it believes are reasonably competitive. The ECDC does not target or benchmark any specific percentage or range of total compensation or any individual compensation element for the NEOs relative to the Peer Group. Rather, the ECDC uses the Peer Group information merely as a guide to determine whether we are generally competitive in the market. The ECDC also reviews general industry survey data from companies of similar size to us as another reference point to determine competitiveness with the market.

Elements of Executive Compensation Program

The direct compensation of our executives is comprised of three principal elements: (1) base salary, (2) annual cash incentives and (3) long-term incentives in the form of equity awards. We also provide perquisites of relatively limited value for the convenience of our executives so that their time can be most effectively directed toward Company matters. The ECDC, as part of its evaluation of the overall compensation of each NEO, reviews these elements individually and total compensation as a whole in the form of tally sheets and compares each against competitive compensation data.

Base Salaries:  Base salary for our CEO is determined by our ECDC and, for our NEOs other than the CEO, by our ECDC with input from our CEO.

Base salaries are designed to comprise a lesser portion of our executives’ total direct compensation than targeted at-risk compensation (i.e., cash incentive and equity pay). Generally, annual base salary increases for all executives are based on the individual’s performance, competitiveness of the current salary, our overall salary increase pool and, with respect to executives other than the CEO, the recommendations by the CEO to the ECDC. The effective date of any increase in executives’ base salaries is generally on or about January 1st of each year.

Annual Cash Incentives:  The 2010 annual incentive plan (the “AIP”) provides short-term performance-based cash incentives to reward virtually all of our employees for the achievement of corporate and, if applicable, specific business unit financial and strategic measures. The AIP is based on a bonus pool concept meaning that the annual cash bonuses are funded based on the results of corporate (enterprise) and business unit performance. Each participant in the AIP has a target bonus level expressed as a percentage of the participant’s base pay. The sum of all the target bonuses constitutes the total pool available for bonuses at a target level of performance. The actual bonus pool is determined based upon our performance against the specific financial and strategic goals established by our ECDC. The maximum funding factor is 2x meaning that the maximum bonus pool cannot exceed two times the sum of all target bonuses.

Every participant’s AIP award is comprised of an objective portion and a discretionary portion. The objective portion, expressed as a percentage of the participant’s target bonus opportunity, is based solely on Company performance. Accordingly, under any specific performance scenario, assuming a minimum threshold pool funding level of performance is achieved, the fixed portion serves as a minimum bonus the participant is entitled to receive if the other eligibility criteria set forth in the AIP are satisfied. Due to the 2x funding factor limitation discussed above, the maximum objective portion an individual can receive is 2x the objective portion at a target performance level.

The discretionary portion is based upon an assessment of the participant’s performance and can range from 0% upwards. Since the maximum bonus a participant can receive under the plan is 300% of their target bonus depending upon company performance, this serves as a limitation on the discretionary portion of a participant’s bonus.

Our NEOs have the following target bonus opportunities, expressed as a percentage of base salary: Mr. Quinn: 150%, Messrs. Sullivan and Voss: 100% and Messrs. DeBolt and Berra: 75%. The maximum bonus our NEOs can be awarded under the plan is three times their target bonus. Our NEOs participate at the enterprise level as the goals applicable to them are Company measures and not business unit specific measures. The objective portion of our NEOs’ target bonus is 75% and the discretionary portion is 25%.

Based upon company performance, the actual objective portion of the NEO’s bonus can range from zero (if minimum thresholds are not met) to 150% of their target bonus provided the maximum pool funding level of 2x is reached. In other words, at 2x performance level, our NEOs will receive, at a minimum, a bonus of 150% of their target bonuses, assuming all other eligibility criteria are met.

The discretionary portion of the NEO’s bonus can range from zero up to an amount equal to the objective portion which would be 150% of an NEO’s target bonus if maximum funding of the bonus pool is achieved. As a result, in cases of strong individual performance as assessed by the ECDC, the discretionary portion of an NEO’s actual award can be as high as 50% of their actual bonus award. Any bonus awarded above target funded amount for the CEO does not count against the pool so as to allow the ECDC to provide payouts to the CEO without disproportionately reducing the payouts for other participants.

The following illustrates the calculation of the potential maximum award under the AIP at the 2x performance level for our NEOs:

Under the AIP, the ECDC (1) establishes the minimum corporate threshold required to fund the AIP; (2) establishes the performance measures; (3) establishes the minimum, target and maximum performance goals and (4) makes an assessment of performance versus those pre-established goals.

Long-term Equity Awards:  Equity-based awards are provided to our executives under the Amended and Restated Solutia Inc. 2007 Management Long Term Incentive Plan (the “Equity Incentive Plan”) which was approved by our stockholders in 2010. Such long-term incentive awards are designed to reward the creation of stockholder value, align executives’ interests with those of our stockholders and retain outstanding talent, all at a reasonable cost to stockholders. The maximum number of shares of common stock with respect to which awards may be granted under the Equity Incentive Plan during any year to any executive is 1,500,000 shares. The maximum value of any cash incentive award that may be granted to any participant in any 12-month period is $7,500,000.

Other Compensation and Perquisites:  We froze our U.S. pension plan in 2004. As a result, only interest credits are being applied to the accounts. See “Pension Benefits” on page 41 for more information about our retirement plan and the benefits that our NEOs would be entitled to receive thereunder.

Our use of perquisites is limited. We believe that the perquisites we provide generally allow our executives to work more efficiently and, in the case of tax, financial and estate planning services, help them optimize the value received from our compensation and benefits programs. Additionally, our CEO is allowed personal use of aircraft in which we own fractional interests for domestic travel, which allows him maximum flexibility to manage his work schedule. These perquisites are not subject to tax gross-up.

Our executives also participate in compensation and benefit programs generally available to all U.S. employees, such as our 401(k) Retirement Program and our medical, dental, vision, supplemental life and disability insurance programs. Our executives are also eligible to participate in our Solutia Inc. Savings and Investment Restoration Plan (the “Restoration Plan”). Under the Restoration Plan, an eligible employee can elect to defer up to 35% of eligible pay. The Company matches deferrals under the Restoration Plan in the same fashion as it matches contributions under our Savings and Investment Plan above the IRS maximum recognizable compensation under a qualified plan, i.e. $245,000 for 2010. See “The 2010 Company Match for the Savings and Investment Plan” below for a discussion of the Company’s matching policy under the Savings and Investment Plan.

Determining Mix of Pay

Base Salary:  Base salary is a critical element of executive compensation as it is the only element of compensation that is fixed and provides our executives with a monthly income.

Our ECDC reviews the base salaries of our executive officers, including the NEOs, each year. The amount of any change is then based primarily on the executive officer’s performance, the level of his responsibilities, an assessment of the executive officer’s long-term potential with Solutia, internal equity considerations and the competitiveness of base salary and total target compensation based on market conditions. Our ECDC’s review of these factors is subjective and the importance of each factor in the ECDC’s decision-making varies based on the individual.

The ECDC discussed base salary increases for our executive officers, including our NEOs at its meeting on February 4, 2011 and approved such increases at its meeting on February 23, 2011. In determining the appropriate base salary increases for the NEOs, the ECDC considered and discussed among things: 1) recommendations from our CEO based on 2010 performance (other than for his base salary); 2) internal equity considerations; 3) the relative position of base salary to the median market data considering time in position and performance; 4) the base salary as a component of overall direct compensation; and 5) retention risk of each NEO.

In determining the base salary increase of our CEO, the ECDC considered the following: 1) our performance in 2010 relative to our peer companies; 2) relative position to the market considering time in position and performance; 3) the base salary as a component of overall direct compensation; and 4) retention risk of our CEO.

The annual base salary and percent increase for 2010 and 2011 are set forth below:

Name	2010 Base Salary	2011 Base Salary	% Increase

Jeffry N. Quinn	$917,000	$947,000	3.3%
James M. Sullivan	$466,400	$481,600	3.3%
James R. Voss	$540,000	$557,600	3.3%
Robert T. DeBolt	$340,260	$351,400	3.3%
Paul J. Berra, III	$320,000	$340,000	6.3%

Compensation At Risk

We believe that there should be a strong relationship between pay and performance (both financial results and stock price), and our executive compensation program reflects this belief. Additionally, we believe a higher percentage of pay is at-risk at more senior levels in the organization. In particular, the AIP and equity awards represent a significant portion of our executive compensation program, as shown by the chart below, and this variable compensation is considered at-risk as it is directly dependent upon the achievement of pre-established performance measures and stock price appreciation.

The following chart illustrates the allocation of 2010 target direct total compensation among base salary, cash incentives and equity compensation elements for the CEO, the average of our Executive Vice Presidents and the average of our Senior Vice Presidents that are NEOs:

The 2010 AIP Program

In designing the AIP, the ECDC established a comprehensive measurement framework using financial results, quality of results and strategic initiatives as performance goals and established a minimum level of corporate performance that must be met in order to award payouts under the AIP

Our ECDC established that the financial performance measures for the AIP, each weighted at 25% were: Revenue from Consolidated Continuing Operations; Earnings per Share, and Working Capital as a percentage of Sales.

The ECDC also established minimum, target and maximum levels of achievement for each of the performance measures for the enterprise level as follow:

	2010 AIP Performance Comparison
						2010 Goals vs. 2009 Actual Performance
Business	Performance Measures-	Results	2010 Goals			$			%
Unit	Financial Metrics	2009A	Min	Target	Max	Min	Target	Max	Min	Target	Max

	Revenue from Consolidated Continuing Operations	$1,618	$1,502	$1,746	$2,216	$(116)	$128	$598	93%	108%	137%

Enterprise	Earnings Per Share —
	Continuing Operations	$0.81(1)	$0.91	$1.03	$1.39	$0.10	$0.22	$0.58	112%	127%	172%

	Working Capital as a percentage of Sales	23.7%	22.9%	21.6%	19.6%	0.8%	2.1%	4.1%	104%	109%	117%

(1)	Earnings Per Share for 2009 actual results includes pro forma adjustments to utilize 2010 budgeted share count and expense associated with a 1x AIP provision.

Our ECDC established the appropriate minimum, target and maximum levels of achievements for the financial targets based on several factors, including the following:

•	the financial performance expectations for 2010

Our management had established an aggressive budget for 2010 in terms of revenue growth, margin enhancement and cash flow generation with consideration paid to the fact that 2009 represented a year of record EBITDA and EBITDA margin performance for the Company.

•	the status of the global economic recovery

Our ECDC considered the global economic outlook when setting financial targets. At the time of its decision (in late 2009 and early 2010) the economic downturn of 2008 was in the early stage of recovery and there was considerable concern of a double dip recession.

•	alignment of achievement levels with the Company’s strategy

The ECDC set financial targets in line with the Company’s strategy of aggressively growing revenue, while maintaining top tier margins and continuing to de-leverage the balance sheet using cash generated from operations.

Accordingly, our ECDC established the targets for Revenue from Continuing Operations (“Revenue”), Earnings Per Share — Continuing Operations (“Earnings Per Share”) and Working Capital as a percentage of Sales at 108%, 127% and 109%, respectively, of 2009 actual performance. The minimum targets were set as an improvement over 2009 actual financial results, except for Revenue, which was set below 2009 Revenue in light of the potential for a significant downturn in the economy. The maximum targets were established at aggressive levels in comparison to both 2009 actual performance results and the 2010 budget, to ensure that at maximum payout levels, there was significant shareholder value created. The threshold payout for these measures was established by our ECDC at 0.5x with a maximum of 2.5x

Our ECDC also established corporate-wide thresholds related to the Company’s liquidity position (after consideration for the payout under the 2010 AIP) and an EBITDA threshold related to covenants within our credit facility. To the extent these thresholds were not met, funding for the 2010 AIP would be curtailed unless and until these thresholds were met. If necessary, the entire funding pool would be eliminated.

In addition to the financial measures, our ECDC also established specific strategic initiatives as performance measures under the 2010 AIP, weighted at 25%. The following are the enterprise strategic measures approved by our ECDC:

•	mergers, acquisitions and other strategic transactions

•	Environmental, Safety and Health (“ESH”) leadership commitment

•	ESH employee engagement

•	ESH total recordable rate

•	ESH process safety/environmental incidents

The threshold payout for these strategic measures was established by our ECDC at 0.5x with a maximum of 1.5x. Performance against these targets is assessed by the ECDC and is a subjective determination.

The minimum, target and maximum amounts for each of our NEOs can be found in the table entitled “Grants of Plan-Based Awards for the Year Ended December 31, 2010” in the columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

2010 Performance

Our performance against the 2010 AIP financial and strategic measures resulted in maximum 2x funding of our 2010 AIP for the enterprise.

As shown below, our performance was 115%, 158% and 111% over target for Revenue, Earnings Per Share and Working Capital as a percentage of Sales, respectively.

	2010 AIP Performance Comparison
	2009 Actual & 2010 Actual Results vs. 2010 Targets
					2010A vs. 2010 Target —
					Overperformance
Business		Results		2010 Target	$	%
Unit	Performance Measures — Financial Metrics	2009A	2010A(1)	Target	Target	Target

Enterprise	Revenue from Consolidated Continuing Operations	$1,618	$2,005	$1,746	$259	115%

	Earnings Per Share — Continuing Operations	$0.81(2)	$1.63	$1.03	$0.60	158%

	Working Capital as a percentage of Sales	23.7%	19.2%	21.6%	2.4%	111%

(1)	Includes pro forma adjustments for Vistasolar and Novomatrix acquisitions, as if acquired 1/1/10, which is the methodology used in developing the AIP financial targets and assessing actual results.

(2)	Earnings Per Share includes pro forma adjustments to utilize 2010 budgeted share count and expense associated with a 1x AIP provision.

Our strong performance for 2010 included revenue growth of 21% compared to 2009, which was a reflection of market growth rates and the Company’s strong positioning and product expansion. This positioning and expansion occurred in both established and key growth markets such as China, continued end market diversification with the addition of ethylene vinyl acetate encapsulants to the photovoltaic market, and further penetration into the electronics sector with our Flexvue branded products. Our adjusted Earnings Per Share (“EPS”), increased by 28% compared to 2009, reflecting a growth rate higher than that of Revenue. EPS growth was aided by an increase in revenue and end market diversification, the continuation of various cost reduction and cost avoidance activities initiated in 2009, and the shutdown and/or divestiture of low margin businesses during the year.

During 2010, we also focused on improving our balance sheet and carried out initiatives related to capital expenditure efficiency and working capital improvement (working capital is defined as accounts receivable plus inventory less accounts payable). This focus allowed us to lower working capital as a percentage of sales to 19.2%, a historically low level. As a result of the working capital focus and the earnings profile, our free cash flow (defined as cash from operations less capital expenditures) increased 53% over 2009, improving to $230 million from $150 million.

We significantly improved our capital structure during 2010. We completed a $1.45 billion refinancing during the year, which lowered interest costs, extended maturities and significantly improved our financial and strategic flexibility. As part of this refinancing, we transitioned from an asset-backed revolving credit facility to a cash flow-based revolving credit facility, which increased our operating flexibility. As a result of the cash flow performance and the improved credit facility terms, we obtained a credit rating upgrade during 2010 from both S&P and Moody’s, the two rating agencies that cover us. Further, during 2010, we made $76 million in voluntary prepayments of our term loan to further improve our capital structure.

Our financial performance, coupled with such actions as our strong execution on our Vistasolar and Novomatrix acquisitions, increased our stock price from $12.70 on December 31, 2009 to $23.08 on December 31, 2010.

Additionally, our ECDC assessed the key accomplishments of our strategic initiatives and determined that the funding of the portion of the bonus pool based on strategic measures would be at 1.5x.

Accordingly, funding at the 2x maximum resulted in the maximum payout of the fixed portion of the 2010 AIP awards to our NEOs. Our ECDC approved the payment of the fixed portion of the 2010 AIP to all participants in December, 2010 and approved the discretionary portion of the bonuses for the NEOs at its meeting on February 23, 2011.

In considering the award of the discretionary bonuses to our NEOs, our ECDC, in addition to considering our performance as outlined above, also took into consideration our performance relative to our Peer Group. Our revenue and adjusted EBITDA growth is in the top half of our Peer Group over one and two year periods. Our total shareholder return for 2010 is 81%, which is the highest increase within our Peer Group, an approximately 25% higher return than our peer with the second highest total shareholder return. Our adjusted EBITDA margin percentage placed us in the top quarter of our Peer Group for each quarter of 2010.

Our ECDC awarded the maximum bonus allowed under the 2010 to Mr. Quinn, our CEO. In doing so, the ECDC considered, in addition to our financial performance, the performance under the strategic measures and the other considerations outlined above, Mr. Quinn’s leadership in advancing our innovation and technology initiatives, in promoting and advancing the further development of our high performance culture and the introduction of our new brand platform focusing on ingenuity, productivity and performance. Messrs. Sullivan and Voss were also awarded the maximum bonus allowed under the 2010 AIP in recognition of their contributions to the results discussed above. Please see the “Summary Compensation Table” for the amounts paid to our NEOs under the 2010 AIP.

The 2010 Equity Grants under the Equity Incentive Plan

In 2010, our ECDC established equity grant guidelines under which annual equity grants will be valued. Under the guidelines, the equity grant value for each plan participant is expressed as a percentage of the participant’s base salary. The equity grant values for our NEOs are as follows: Mr. Quinn: 225%; Messrs. Sullivan and Voss: 150% and Messrs. DeBolt and Berra: 120%. The ECDC retains discretion to adjust an equity grant value 30% above or below a participant’s guideline. Additionally, the ECDC adopted a share granting approach that includes: (1) determining the number of time-vested restricted stock and performance shares to grant based on the average closing price of our common stock for the 90 calendar days preceding the grant; (2) determining the aggregate number of options to grant in any given year based on a pre-defined range of 0.6% and 0.8% of our outstanding common shares; and (3) providing the ECDC with discretion to adjust the pre-defined option range in any given year if our stock price changes significantly. We believe this approach balances providing appropriate grant date value to the participant and dilution to the stockholders.

On April 21, 2010 after approval by our stockholders of our Equity Incentive Plan and in accordance with the equity grant guidelines adopted by the ECDC, the ECDC approved grants of stock options, restricted stock awards and performance shares under the Equity Incentive Plan to certain executives, including our NEOs as shown below:

	Stock	Restricted	Performance
Named Executive Officer	Options	Stock	Shares

Jeffry N. Quinn	190,302	59,250	59,250
James M. Sullivan	70,949	22,090	22,090
James R. Voss	74,710	23,260	23,260
Robert T. DeBolt	33,315	10,372	10,372
Paul J. Berra, III	29,969	9,331	9,332

The program uses a portfolio of equity vehicles, consistent with our philosophy of a balanced performance measurement framework, to measure stock price appreciation, provide protection against stock price volatility and reward relative out-performance against a group of other specialty chemical companies.

The ECDC exercised its discretion to increase the equity grant value to Messrs. Quinn, Voss, DeBolt and Berra by 30%, 30%, 15% and 10%, respectively and the full Board increased Mr. Sullivan’s equity grant value by 43% in recognition of each of their leadership in executing on the Company’s key strategic initiatives and achieving the Company’s strong financial results.

The terms of the grants are as follows:

Stock Options:	The stock options vest over a four year period at a rate of 25% per year on the anniversary date of the grant.

Restricted Stock:	The restricted stock vest 100% on the four year anniversary of the date of the grant.

Performance Shares:	The performance shares are measured half against relative total shareholder return and half against relative return on capital, as described below. The performance shares vest on the three year anniversary of the date of the grant subject to the achievement of performance goals, described below, during the Performance Period. The Performance Period runs from January 1, 2010 up to and including December 31, 2012. We believe that total shareholder return and return on capital are good measures of both shareholder value creation and a primary driver of shareholder value creation.

Relative Total Shareholder Return (50% of total performance shares): 25% of the Performance Shares tied to relative total shareholder return will vest at target if the total shareholder return (the “TSR”) over the Performance Period equals the 40th percentile of a group of companies listed below; 100% will vest if the TSR equals the 55th percentile and a maximum of 175% will vest if the TSR equals the 75th percentile or higher. No Performance Shares will vest if the TSR falls below the 40th percentile. Vested Performance Shares, if any, will be distributed on April 21, 2013. The TSR will be calculated using the average closing price of the Company’s common stock over ninety day calendar period immediately preceding the start of the Performance Period and the average closing price of the Company’s common stock over the ninety day calendar period immediately preceding the end of the Performance Period. The total shareholder return for the comparative company group will be calculated using the average closing prices of the companies’ common stock over the time periods discussed in the preceding sentence. Adjustments will be made for any dividends on the common stock of the Company and the comparable companies.

Relative Return on Capital (50% of total performance shares): 25% of the Performance Shares tied to return on capital will vest at target if the three year average return on capital (“ROC”) for the Performance Period equals the 40th percentile of the group of companies listed below; 100% of the Performance Shares will vest if the ROC equals the 55th percentile; and a maximum of 175% will vest if the ROC equals the 75th percentile or higher. No Performance Shares will vest if the ROC falls below the 40th percentile. Vested Performance Shares, if any, will be distributed on April 21, 2103. In addition, ROC is subject to a $1 billion cumulative adjusted EBITDA threshold before any payouts occur.

The group of companies (a subset of the S&P Chemical Index) is a broader sample of our competitors in the chemical industry and represents competitors for customers, products, talent and capital. The performance peer group consists of: Dow Chemical Company, E.I. du Pont de Nemours and Company, PPG Industries Inc., Ashland Inc., Ecolab Inc., Eastman Chemical Company, The Lubrizol Corporation, RPM International Inc., Cytec Industries Inc., Valspar Corporation, Rockwood Holdings, Inc., Cabot Corporation, FMC Corporation, PolyOne Corporation, Albemarle Corporation, International Flavors & Fragrances, Inc., Sigma-Aldrich Corporation, OM Group, Inc. Olin Corporation, NewMarket Corporation, Stepan Company, A. Schulman Inc., H.B. Fuller Company, Sensient Technologies

Corporation, Minerals Technologies Inc., Zep Inc., Quaker Chemical Corporation, Calgon Carbon Corporation, Penford Corporation, Balchem Corporation, and Arch Chemicals Inc. The ECDC may adjust the group of companies if, during the Performance Period, a company in this group is acquired or ceases to be publicly traded.

The 2010 Company Match for the Savings and Investment Plan and Savings and Investment Restoration Plan (the “Restoration Plan”)

On January 1, 2010, the Company reinstated matching contributions under the Company’s Savings and Investment Plan (our 401(k) Plan) for all of the Company’s eligible employees. To further align pay with performance, the ECDC approved bifurcating the Company contribution into two components: a Basic Match and a Performance Match. Under the Basic Match, the Company matches in cash 50% of the first 7% of eligible pay contributed by an employee to the Savings and Investment Plan, for a maximum Basic Match of 3.5% of the employee’s eligible pay. Thereafter, under the Performance Match, the Company may match up to 6.5% of an employee’s eligible pay contributed to the Savings and Investment Plan, depending on how the Company performs. The Company matches deferrals under the Restoration Plan in the same fashion as it matches contributions under our Savings and Investment Plan. The enterprise financial performance measures established by the ECDC under the AIP are used to determine the Performance Match. At the Company’s discretion, the Performance Match may be made in cash or in Company common stock. For 2010, the Performance Match was made at 5.98% and contributed to the Savings and Investment Plan in cash.

Other Compensation Policies

Employment Agreements:  Messrs. Quinn, Sullivan, Voss and DeBolt are parties to employment agreements with us which specify payments upon termination for various causes. In the event of a “not for cause” termination (as defined in the respective employment agreements), these executives are entitled to receive various amounts based on multiples of their base salary and annual bonuses and to receive executive outplacement services. Mr. Berra participates in the Company’s Executive Separation Pay Plan under which he is entitled to receive separation pay upon an involuntary termination. Both the employment agreements and the Executive Separation Pay Plan provide for four months continuation of health coverage at active employee contribution rates. See the sections entitled “Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination of Employment or Change-in-Control” for a description of the material terms of the employment agreements and the Executive Separation Pay Plan and an estimate of the benefits that our NEOs would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Stock Ownership Guidelines:  In October 2008, stock ownership guidelines that require our NEOs to own shares of our common stock took effect. The ECDC adopted these guidelines on the belief that our executive officers should have a meaningful ownership stake in the Company that will align their interests with our stockholders and encourage a long-term perspective in managing our Company. The stock ownership requirements for the following NEOs are:

Position	Multiple of Base Salary

Chief Executive Officer	5x
Executive and Senior Vice Presidents	3.5x

Executives, including our NEOs have five years to achieve these ownership requirements. Shares owned outright, as well as restricted stock, count towards meeting the ownership requirement. As of December 31, 2010, the value of the stock owned by our NEOs met or exceeded the guidelines.

Our Policies With Respect to the Granting of Stock Options

Timing of Grants. Stock options are granted to executives on the day the grants are approved by our ECDC as part of its regularly scheduled Committee meetings. The equity grants made in 2010 were made in April, following stockholder approval of our Equity Incentive Plan. Beginning in 2011, our ECDC made and intends in the future to make equity grants at its regular Committee meeting in February to align the grants with our annual performance management process. For our newly hired executives, stock options are generally granted as of the date of hire.

Option Exercise Price. The exercise price of a newly granted option (that is, not an option assumed in, or granted in connection with, an acquisition) is the closing price on the NYSE on the date of grant.

Re-Pricing of Options. Under the terms of the Equity Incentive Plan, the ECDC is precluded from amending or replacing any previously granted option in a transaction that constitutes a “re-pricing” under NYSE rules without stockholder approval.

Tax Deductibility of Compensation and Section 409A

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our ECDC has not adopted a policy requiring all compensation to be deductible. However, the ECDC considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2010, none of our NEOs received taxable cash compensation that we could not deduct by reason of Section 162(m). Section 409A of the U.S. tax code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The ECDC takes Section 409A into account in determining the form and timing of compensation paid to our executive officers.

Compensation Clawbacks

The New York Stock Exchange is expected to revise its listing standards in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act to require listed issuers to adopt and disclose clawback policies. Under such policies, an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws will trigger a clawback. The Company will be required to recover any erroneously awarded compensation payments that would not have been made had the restated accounting numbers been used. Any payments made to current or former executive officers during the three-year period preceding the date of a restatement will be subject to the policy. Our existing incentive compensation plans will be reviewed and updated for consistency with the clawback policy when it is adopted.

Executive Compensation and Development Committee Report

The ECDC has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the ECDC recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

James P. Heffernan, Chairman
Robert K. deVeer, Jr.
William T. Monahan
William C. Rusnack

Summary Compensation Table

The following table shows information about the compensation of our principal executive officer and principal financial officer, the three other most highly compensated executive officers who were serving as executive officers at December 31, 2010.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)		Total ($)

J. N. Quinn	2010	917,000	2,242,613	1,362,562	4,126,500	2,640	332,573	(4)	8,983,888
President, Chief	2009	865,000	4,807,711	-0-	-0-	5,425	32,870		5,711,007
Executive Officer	2008	865,000	7,535,255	2,960,000	340,594	570	18,377		11,719,796
and Chairman of the Board
J. M. Sullivan	2010	466,400	836,107	507,995	1,399,200	29,147	27,877	(5)	3,266,726
Executive Vice President,	2009	440,000	1,194,361	-0-	-0-	61,001	634		1,695,996
Chief Financial Officer	2008	440,000	2,640,102	888,000	86,625	5,091	17,240		4,077,058
and Treasurer
J. R. Voss	2010	540,000	880,391	534,924	1,620,000	-0-	131,940	(6)	3,707,255
Executive Vice President	2009	496,458	1,677,108	-0-	-0-	-0-	5,146		2,178,712
and Chief Operating Officer	2008	415,000	1,942,575	592,000	186,750	-0-	25,096		3,161,421
R. T. DeBolt	2010	340,260	392,580	238,535	765,586	24,611	72,934	(7)	1,834,506
Senior Vice President –	2009	318,000	827,375	-0-	-0-	51,611	7,860		1,204,846
Business Operations
P.J. Berra, III	2010	320,000	353,199	214,578	600,000	905	68,453	(8)	1,557,135
Senior Vice President,	2009	300,000	748,456	-0-	-0-	2,024	1,143		1,051,623
Legal and Governmental Affairs and General Counsel

(1)	The amounts reported in this column reflect the aggregate grant date fair value for restricted stock and performance shares computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value per share is equal to the closing price of our common stock on the date of grant. The performance-shares have been calculated based on the probable outcome of the performance conditions at target.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the Black-Scholes option-pricing model. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note 14 to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for year 2010.

(3)	For our NEOs who participate in our pension plan, the amounts represent the actuarial increase in the present value of such NEO’s benefit under the plan. The Company froze its pension plan as of June 30, 2004.

(4)	This amount includes (i) the Company’s contributions to Mr. Quinn’s accounts under our Savings and Investment Plan and under our Savings and Investment Restoration Plan in the amount of $281,981; (ii) Company paid life insurance premiums in the amount of $1,868 and (iii) the incremental cost to the Company of Mr. Quinn’s personal use of the aircraft in which we own fractional interests in the amount of $48,724. See “Elements of Executive Compensation Program” “Other Compensation and Perquisites” for a discussion regarding our aircraft usage policy.

(5)	This amount includes (i) the Company’s contributions to Mr. Sullivan’s account under our Savings and Investment Plan in the amount of $23,226 and (ii) the Company paid life insurance premiums in the amount of $950.

(6)	This amount includes (i) the Company’s contributions to Mr. Voss’ accounts under our Savings and Investment Plan and under our Savings and Investment Restoration Plan in the amount of $127,759; and (ii) Company paid life insurance premiums in the amount of $480.

(7)	This amount includes (i) the Company’s contributions to Mr. DeBolt’s accounts under our Savings and Investment Plan and under our Savings and Investment Restoration Plan in the amount of $68,546; and (ii) Company paid life insurance premiums in the amount of $687.

(8)	This amount includes (i) the Company’s contributions to Mr. Berra’s accounts under our Savings and Investment Plan and under our Savings and Investment Restoration Plan in the amount of $64,464; and (ii) Company paid life insurance premiums in the amount of $288.

Grants of Plan-Based Awards for the Year Ended December 31, 2010

								All
								Other	All Other
								Stock	Option
		Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise or	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Base Price	FV of
		Plan Awards (1)			Plan Awards (2)			Shares of	Securities	of Option	Stock and
	Grant		Target		Threshold	Target	Maximum	Stock or	Underlying Options	Awards	Option
Name	Date	Threshold ($)	($)	Maximum ($)	#	#	#	Units (#)	(#)	($/Share)	Awards (3)

J. N. Quinn	4/21/10	687,750	1,375,500	4,126,500
	4/21/10								190,302	16.95	1,362,562
	4/21/10							59,250			1,004,288
	4/21/10				7,406	29,625	51,844				502,144
	4/21/10				7,406	29,625	51,844				736,181
J. M. Sullivan	4/21/10	233,200	466,400	1,399,200
	4/21/10								70,949	16.95	507,995
	4/21/10							22,090			374,426
	4/21/10				2,761	11,045	19,329				187,213
	4/21/10				2,761	11,045	19,329				274,468
J. R. Voss	4/21/10	270,000	540,000	1,620,000
	4/21/10								74,710	16.95	534,924
	4/21/10							23,260			394,257
	4/21/10				2,908	11,630	20,353				197,129
	4/21/10				2,908	11,630	20,353				289,006
R. T. DeBolt	4/21/10	127,598	255,195	765,585
	4/21/10								33,315	16.95	238,535
	4/21/10							10,372			175,805
	4/21/10				1,297	5,186	9,076				87,903
	4/21/10				1,297	5,186	9,076				128,872
P. J. Berra, III	4/21/10	120,000	240,000	720,000
	4/21/10								29,969	16.95	214,578
	4/21/10							9,331			158,160
	4/21/10				1,167	4,666	8,166				79,089
	4/21/10				1,167	4,666	8,166				115,950

(1)	Represents possible annual incentive cash awards that could have been earned in 2010 under the AIP at “threshold”, “target” and “maximum” levels of performance. Amounts actually received by the NEOs under the AIP for 2010 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For further information about the 2010 AIP, please see the discussion under the heading “The 2010 AIP Program.”

(2)	The shares listed represent a grant of performance shares, half of which vest at target (100%) based on our TSR performance as compared to a specified group of companies. The other half of the shares granted vest at target (100%) based on our ROC as compared to a specified group of companies. See “The 2010 Equity Grants under the Equity Incentive Plan” for more information regarding the 2010 grant of performance shares.

(3)	The amounts in this column include the aggregate grant date fair value of the time-vested restricted stock and performance shares granted in 2010. For the time-vested restricted stock, the aggregate grant date fair value is $16.95. For performance shares, the amounts in this column assume that the shares vest at target. For performance shares that vest based on our TSR performance as compared to a specified group of companies, the aggregate grant date fair value is $24.85 and for the performance shares that are based on our ROC as compared to a specified group of companies, the aggregate grant date fair value is $16.95. Please refer to Note 14 to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for 2010 for the relevant assumptions used to determine grant date fair value of restricted stock, performance shares and option awards.

Outstanding Equity Awards at December 31, 2010

		Option Awards				Stock Awards

								Equity Incentive
								Plan Awards:
						Equity Incentive		Market or
						Plan Awards:		payout value
		Number of	Number of			# of Unearned		of unearned
		Securities	Securities			Shares, units		Shares, units
		Underlying	Underlying			or other rights		or other rights
		Unexercised	Unexercised	Option	Option	that have not		that have
	Grant	Options #	Options #	Exercise	Expiration	Vested		Not Vested
Name	Date	Exercisable (1)	Unexercisable	Price ($)	Date	#		$ (2)

J. N. Quinn	2/28/08	333,332	166,668	17.33	2/28/2018	66,668	(3)	1,538,697
	7/23/09					239,016	(4)	5,516,489
	7/23/09					196,207	(5)	4,528,458
	4/21/10		190,302 (6)	16.95	4/21/2020	59,250	(7)	1,367,490
						59,250	(8)	1,367,490
J. M. Sullivan	2/28/08	100,000	50,000	17.33	2/28/2018	20,000	(3)	461,600
	7/23/09					59,378	(4)	1,370,444
	7/23/09					48,743	(5)	1,124,988
	4/21/10		70,949 (6)	16.95	4/21/2020	22,090	(7)	509,837
						22,090	(8)	509,837
J. R. Voss	2/28/08	66,666	33,334	17.33	2/28/2018	13,334	(3)	307,749
	7/23/09					83,378	(4)	1,924,364
	7/23/09					68,444	(5)	1,579,688
	4/21/10		74,710 (6)	16.95	4/21/2020	23,260	(7)	536,841
						23,260	(8)	536,841
R. T. DeBolt	2/28/08	46,666	23,334	17.33	2/28/2018	9,334	(3)	215,429
	7/23/09					41,133	(4)	949,350
	7/23/09					33,766	(5)	779,319
	4/21/10		33,315 (6)	16.95	4/21/2020	10,372	(7)	239,386
						10,372	(8)	239,386
P. J. Berra, III	2/28/08	30,000	15,000	17.33	2/28/2018	6,000	(3)	138,480
	7/23/09					37,210	(4)	858,807
	7/23/09					30,545	(5)	704,979
	4/21/10		29,969 (6)	16.95	4/21/2020	9,331	(7)	215,359
						9,332	(8)	215,383

(1)	Stock options listed in this column represent the vesting of two-thirds of the grant made February 28, 2008. This grant vested in three equal installments on the one, two, and three-year anniversaries of the February 28, 2008 date of grant. Accordingly, the remaining one-third of the grant vested on February 28, 2011.

(2)	Based on the closing market price of our stock on December 31, 2010 which was $23.08.

(3)	These shares represent the remaining unvested one-third of restricted stock granted February 28, 2008 that remained unvested on December 31, 2010. This grant vested in three equal installments on the one, two and three-year anniversaries of the February 28, 2008 date of grant. Accordingly the remaining one-third of the grant vested on February 28, 2011 but was unvested on December 31, 2010.

(4)	These shares represent the unvested portion of time-vested restricted stock granted on July 23, 2009. The shares subject to this grant vest in three annual installments on the one, two and three-year anniversaries of the July 23, 2009 date of grant as follows: 40% on July 23, 2010, 40% on July 23, 2011 and 20% on July 23, 2012.

(5)	These shares represent performance based restricted stock which would vest at target. These shares vest on February 1, 2012; 50% vest if our cumulative adjusted EBITDA divided by our cumulative revenues equal or exceed the 60th percentile of our Peer Group and 50% vest if our total shareholder return equals or exceeds our Peer Group over a specific performance period.

(6)	These options were granted on April 21, 2010 and vest in four equal installments on the one, two, three and four-year anniversaries of the date of the grant.

(7)	These shares represent restricted stock granted April 21, 2010 and vest 100% on the four-year anniversary of the date of the grant.

(8)	These shares represent performance shares at target. For a description of the performance measures and the performance period, please see the discussion entitled “The 2010 Equity Grants under the Equity Incentive Plan”.

Option Exercises and Stock Vested during 2010

	Stock Awards
	Number of Shares
	Acquired on		Value Realized on
	Vesting		Vesting
Name	#		$

J. N. Quinn	66,666	(1)	937,991	(3)
	159,344	(2)	2,434,776	(4)
J. M. Sullivan	20,000	(1)	281,400	(3)
	39,585	(2)	604,859	(4)
J. R. Voss	13,333	(1)	187,595	(3)
	55,585	(2)	849,339	(4)
R. T. DeBolt	9,333	(1)	131,315	(3)
	27,422	(2)	419,008	(4)
P. J. Berra, III	6,000	(1)	84,420	(3)
	24,806	(2)	379,036	(4)

(1)	Consists of shares of time-vested restricted stock granted on February 28, 2008 and represents one-third of the grant which vested on February 28, 2010.

(2)	Consists of shares of time-vested restricted stock granted on July 23, 2009, 40% of which vested July 23, 2010.

(3)	Amounts were calculated using a share price of $14.07 per share which was the closing price of our common stock on February 28, 2010, the date upon which the shares vested.

(4)	Amounts were calculated using a share price of $15.28 per share which was the closing price of our common stock on July 23, 2010, the date upon which the shares vested.

Pension Benefits

		Number of		Payments
		Years	Present Value of	During
		Credited Service	Accumulated	Last Fiscal
Name	Plan Name	(#)	Benefit ($)	Year ($)

J. N. Quinn	Solutia Inc. Employee’s Pension Plan (U.S.)	1.46	$33,433	0
J. M. Sullivan	Solutia Inc. Employee’s Pension Plan (U.S.)	20.93	$355,112	0
J. R. Voss (1)	N/A	N/A	N/A	N/A
R. T. DeBolt	Solutia Inc. Employee’s Pension Plan (U.S.)	22.17	$298,525	0
P. J. Berra, III	Solutia Inc. Employee’s Pension Plan (U.S.)	1.08	$9,059	0

(1)	Mr. Voss was hired after we froze our U.S. Pension Plan and therefore does not participate in the Pension Plan.

We froze our pension plan as of June 30, 2004. To the extent any of our NEOs participated in the pension plan prior to the freezing of the plan, they are eligible for benefits payable under the defined benefit pension plans applicable to our regular full-time employees. An executive’s benefits are based on service, if any, with Pharmacia prior to our spinoff from Pharmacia and service with us since the spinoff. Our defined benefit pension plans for our U.S. employees consist of two accounts: a “Prior Plan Account” (for those employees who earned benefits under Pharmacia’s pension plan before the spinoff) and a “Cash Balance Account.” The opening balance of the Prior Plan Account was the December 31, 1996 present value of the executive’s lump sum retirement benefit earned prior to January 1, 1997 under Pharmacia’s defined benefit pension plans, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment and discounting from age 55 at 8.5%. The formula used to calculate the opening balance was based on average final compensation (as defined in the pension plan) multiplied by years of service (as defined in the pension plan. For employees under age 55 as of December 31, 1996, the Prior Plan Account was discounted by 8.5% per year for each year the participant was under 55, and the Prior Plan Account is credited with 8.5% “interest credits” each year until the participant reaches age 55 (which merely restores the 8.5% per year discount applied to participants’ account balance at the creation of the plan).

Until June 30, 2004 a percentage of annual compensation was credited to the Cash Balance Account. As a result of the plan freeze, all credits to the Cash Balance Account that are based on annual compensation were eliminated for compensation earned after June 30, 2004. The Cash Balance Account is credited with interest each year based on the 30-year treasury rate.

U.S. Pension

The December 31, 2010 account balances were projected to age 65. The Prior Plan Account was projected with an annual discount restoration rate of 8.5% to age 55, and 0% from age 55 to age 65, according to the plan rules. The Cash Balance Account was projected to age 65 using the current interest crediting rate in effect for 2009, which is 5%. The balances were then discounted back from age 65 to December 31, 2010 using the discount rate of 6.25% to determine the present value.

Because the U.S. Pension Plan was frozen as of June 30, 2004, compensation earned by the NEOs after this date is not considered in the calculation of pension benefits. Prior to June 30, 2004, the pensionable pay included base pay and annual incentive bonus payments. The account balances in the U.S. Pension Plan are payable upon termination of employment, or the executive can choose to defer the receipt of benefits to a later date and earn interest on the Cash Balance Account and Prior Plan Account as described above.

Employment Agreements with Named Executive Officers

The descriptions below are summaries of the material terms of agreements that we have with our NEOs and are qualified in their entirety by the actual agreements, copies of which have been filed with the Securities and Exchange Commission and are identified in the Exhibit Index in our Annual Report on Form 10-K for the year ended December 31, 2010.

On November 1, 2008, upon ECDC approval, we entered into amended and restated employment agreements with our NEOs effective as of November 1, 2008 (individually, the “Agreement” and collectively, the “Agreements”) with the exception of Mr. Berra. The Agreements provide for a three-year term of employment for each of the NEOs and an automatic 12-month renewal thereafter.

The Agreements provide that if the NEO is terminated other than for “Cause” (as defined in the Agreements) or the NEO terminates employment for “Good Reason” (as defined in the Agreements), the NEO will be entitled to receive payment of the following lump sum: (1) the sum of (i) the NEO’s accrued annual base salary through the date of termination, (ii) any unpaid annual bonus amounts earned with respect to the previous year, and (iii) any accrued vacation pay; (2) an amount equal to the average annualized payment the NEO received for the three years immediately preceding the date of termination under our AIP, multiplied by the number of days that have transpired during that fiscal year immediately prior to the date of termination, divided by 365; (3) a severance payment equal to 200% of the sum of (i) the NEO’s annual base salary immediately prior to the date of termination and (ii) the average annualized payment he received for the three most recent years under our AIP.

If the NEO’s employment is terminated other than for Cause or the NEO terminates employment for Good Reason upon a Change in Control (as defined in the Agreements), or at any time within 24 months after a Change in Control, he or she will be entitled to receive the payments described above, provided however, that (1) the severance payment will be equal to 250% (as opposed to 200%) of the sum described in (3) above, and (2) all outstanding equity awards granted pursuant to any equity compensation plans in effect will immediately vest. The Agreements also provide that in the event taxes are being imposed on the NEO as the result of IRS section 280G, we will provide a tax reimbursement and a gross up on the 280G tax.

The Agreements also contain provisions relating to non-competition, protection of our confidential information and non-solicitation of our employees.

Each of the NEOs is also entitled to participate in applicable savings, retirement, welfare benefit and vacation plans available to all employees.

Mr. Berra participates in our Executive Separation Pay Plan, as modified by his agreement with us under a letter agreement dated February 25, 2008. If Mr. Berra is involuntarily terminated, he is entitled to receive 100% of his annual base salary plus the average annual bonus paid to him over the prior three calendar years immediately preceding his termination. If Mr. Berra is involuntarily terminated within twelve months of a Change in Control, as defined in the Executive Separation Pay Plan, he is entitled to receive 200% of his annual base salary plus the average annual bonus paid to him over the prior three calendar years immediately preceding his termination.

Potential Payments upon Termination of Employment or Change-in-Control

The tables below set forth estimates of the amounts to which each current NEO would be entitled, other than accrued but unpaid base salary and benefits payable under broad-based employee benefit plans and programs, in the event of a termination of such officer’s employment other than for Cause, or the termination by such executive for Good Reason, on December 31, 2010 (the “Termination Date”). The amounts that would be payable under the Agreements are as follows:

Payments for Termination for Good Reason or Other Than for Cause

Payment Type	Quinn	Sullivan	Voss	DeBolt	Berra

Cash Severance (1)	$4,529,463	$1,503,883	$1,870,367	$1,015,591	$399,162
Pro-rata AIP Bonus Payout (2)	$1,347,731	$285,542	$395,183	$167,535	$-0-
Benefits/Welfare Continuation (3)	$2,106	$4,429	$160	$4,444	$4,312
Outplacement	$25,000	$25,000	$25,000	$25,000	$18,000
Equity Compensation (4)	$15,706,132	$4,424,225	$5,245,662	$2,632,192	$2,047,562
Total	$21,610,432	$6,243,079	$7,536,372	$3,844,762	$2,469,036

(1)	Except for Mr. Berra, cash severance reflects 200% of the sum of (i) each NEO’s annual base salary immediately prior to the Date of Termination and (ii) the average annualized payment each NEO received for the three years immediately preceding the Date of Termination under our AIP for all NEOs. Mr. Berra’s cash severance reflects 100% of the sum of (i) his annual base salary immediately prior to his Date of Termination and (ii) the average annualized payment he received for the three years immediately preceding the Date of Termination under our AIP. Cash severance excludes accrued obligations.

(2)	Reflects average annualized AIP award payment received for the preceding three years.

(3)	Includes medical, dental and life insurance continuation for four months.

(4)	Reflects value of unvested restricted stock awards and unvested performance shares and vested and unvested stock options on December 31, 2010 at the closing stock price of $23.08 with accelerated vesting of awards that would vest during the two year severance period, for all NEOs except Mr. Berra, whose severance period is one year. Performance shares are calculated based on the assumption that such shares vest at target.

Payments for Termination for Good Reason or Other Than For Cause – Following a Change in Control (1)

Payment Type	Quinn	Sullivan	Voss	DeBolt	Berra

Cash Severance (2)	$5,661,828	$1,879,854	$2,337,958	$1,269,488	$798,323
Pro-rata AIP Bonus Payout (3)	$1,347,731	$285,542	$395,183	$167,535	$-0-
Benefits/Welfare Continuation (4)	$2,106	$4,429	$160	$4,444	$4,312
Outplacement	$25,000	$25,000	$25,000	$25,000	$18,000
Equity Compensation (5)	$16,443,517	$4,699,124	$5,535,125	$2,761,261	$2,347,275
Excise Tax & Gross-up Payment (6)	$5,098,227	$1,417,576	$1,986,429	$1,000,169	$-0-
Total	$28,578,409	$8,311,525	$10,279,855	$5,227,897	$3,167,910

(1)	Reflects payments to be made upon termination other than for Cause following a Change in Control or if the NEO should terminate employment for Good Reason upon a Change in Control, where “Change in Control” is defined in the amended and restated employment agreements for all NEOs, except for Mr. Berra, where Change in Control is defined by the terms of the Executive Separation Pay Plan. Amounts shown assume a Date of Termination of December 31, 2010.

(2)	Except for Mr. Berra, cash severance reflects 250% of the sum of (i) each NEO’s annual base salary immediately prior to the Date of Termination and (ii) the average annualized payment each NEO received for the three years immediately preceding the Date of Termination under our AIP for all NEOs. Mr. Berra’s cash severance reflects 200% of the sum of (i) his annual base salary immediately prior to his Date of Termination and (ii) the average annualized payment he received for the three years immediately preceding the Date of Termination under our AIP. Cash severance excludes accrued obligations.

(3)	Reflects average annualized AIP award payment received for the preceding three years.

(4)	Includes medical, dental and life insurance continuation for four months.

(5)	Reflects value of unvested restricted stock awards and unvested performance shares and unvested and vested options on December 31, 2010 at the closing stock price of $23.08; the vesting of all unvested restricted stock and performance shares are accelerated upon a Change-in-Control as defined in the Equity Incentive Plan. Performance shares are calculated based on the assumption that such shares vest at target. The accelerated vesting of equity upon a Change-in-Control occurs regardless of whether or not the NEO’s employment is terminated.

(6)	Employment agreements with our NEOs provide for an excise tax and gross-up payment on excess parachute payments.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the financial statements and reporting process, including the systems of internal controls, while the independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed our audited consolidated financial statements and has met with and held discussions with management, our internal auditors and with Deloitte & Touche LLP, our independent registered public accounting firm, to discuss those financial statements and related matters. The Audit Committee reviewed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met, at least quarterly, with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also reviewed with the independent auditors their judgment as to the quality and the appropriateness of our accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has considered whether the performance by Deloitte & Touche LLP of non-audit services was compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, including the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Audit Committee
W. Thomas Jagodinski, Chairman
Robert K. deVeer, Jr.
James P. Heffernan
Robert A. Peiser
Gregory C. Smith

OVERVIEW OF PROPOSALS

This proxy statement contains four proposals requiring stockholder action. Proposal No. 1 requests the election of three directors to the Board. Proposal No. 2 requests an advisory vote on executive compensation. Proposal No. 3 requests an advisory vote on the frequency of the advisory vote on executive compensation. Proposal No. 4 requests the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The terms of three directors (Messrs. Monahan, Peiser and Quinn) will expire at the annual meeting. Our Governance Committee has recommended and the Board of Directors has nominated William T. Monahan, Robert A. Peiser and Jeffry N. Quinn to stand for election to the Board to a three-year term that will expire in 2014. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the election of Messrs. Monahan, Peiser and Quinn.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under an amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are required to include in this proxy statement a non-binding vote on the executive compensation of our Named Executive Officers as described in this proxy statement.

We encourage stockholders to review the Executive Compensation section of this proxy statement, including the Compensation Disclosure and Analysis: and the related tables and narrative for details on our executive compensation program, including the compensation of our Named Executive Officers. Our executive compensation program is designed to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievement of our overall strategy and business goals. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Highlights of our executive compensation program include:

•	We provide a significant portion of our total executive compensation in the form of performance-based, “at-risk” compensation.

•	Our annual cash performance-based bonus is based on the achievement of corporate and business unit financial measures, for 2010 as revenue from continuing operations, earnings per share and working capital as a percentage of sales.

•	Our long term equity incentive plan includes a mix of restricted stock and performance shares which is designed to motivate retention and align our executives’ interests to the interests of our stockholders.

•	We require substantial stock ownership by our senior executives, including our Named Executive Officers.

We believe our executive compensation program has been instrumental in helping us achieve strong financial performance in the challenging macroeconomic environment of the past several years.

Specifically for 2010 we had revenue growth of 21% compared to 2009 actual results. Our adjusted Earnings Per Share increased by 28% compared to 2009.

Additionally, during 2010, we lowered our working capital as a percentage of sales to 19.2%, a historically low level. Our free cash flow (defined as cash from operations less capital expenditures) increased 53% over 2009, improving to $230 million from $150 million.

Our financial performance, coupled with other actions led to an increase in our stock price from $12.70 on December 31, 2009 to $23.08 on December 31, 2010. Our total shareholder return for 2010 is 81%, which is the highest increase within our Peer Group, an approximately 25% higher return then our peer with the second highest total shareholder return.

Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion, is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company. However, our Executive Compensation and Development Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” advisory approval of the resolution set forth above in Proposal No. 2.

PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under an additional amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, we are required to include in this proxy statement a separate non-binding vote on whether a non-binding vote on executive compensation should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

Our Board of Directors has determined that an annual advisory vote on executive compensation is the best approach for the Company so that stockholders have an annual opportunity to express their views on our executive compensation program. Stockholders are not voting to approve or disapprove of the Board’s recommendation.

Assuming a quorum is present, the option receiving the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the 2011 Annual Meeting of Stockholders will be considered the frequency approved by stockholders. Although the advisory vote is non-binding, the Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of holding an advisory vote on executive compensation.

Recommendation of the Board

The Board of Directors recommends that stockholders to hold an advisory vote on executive compensation ANNUALLY (as opposed to every two years or every three years).

PROPOSAL NO. 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was our independent public accounting firm for 2010. The Audit Committee has appointed Deloitte & Touche LLP as our independent public accounting firm for 2011. The Audit Committee and the Board of Directors are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider any information submitted by stockholders in connection with the selection of the independent public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interests and the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

During 2010 and 2009, Deloitte & Touche LLP charged fees for services rendered to us as follows:

Type of Fee	2010	2009

Audit Fees	$2,082,000	$2,182,000
Audit-related Fees (1)	$125,000	$133,000
Tax Fees (2)	$748,000	$554,000
All Other Fees (3)	$187,000	$201,000

(1)	Audit-Related Fees include fees for audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; consultations on the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies; and attest services not required by statute or regulation.

(2)	Tax Fees include fees for domestic tax planning and advice; domestic tax compliance; international tax planning and advice; international tax compliance; and review of federal, state, local and international income, franchise and other tax returns.

(3)	All Other Fees include fees for expatriate tax return preparation, international assignment services and various other permitted services.

Pre-Approval Policies and Procedures

Consistent with the Sarbanes-Oxley Act of 2002 and the SEC’s rules relating to auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor, Deloitte & Touche LLP. Under this policy, the committee or its designated member must pre-approve services before a specified service is begun. Each approval includes a specified range of fees for the approved service. If approval is by the designated member, the decision is reported to the committee at its next meeting. Requests for pre-approval are submitted to the Audit Committee or its designated member by both the independent auditor and either the chief financial officer and treasurer or controller, with a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee pre-approved all services for which the fees shown above were paid.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent public accounting firm.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

If you wish to submit proposals for possible inclusion in our 2012 proxy materials, we must receive them at our principal executive offices no later than the close of business on November 9, 2011. Proposals should be addressed to Miriam Rogers Singer, Vice President and Corporate Secretary, Solutia Inc., 575 Maryville Centre Drive, St. Louis, Missouri 63141.

If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2012 Annual Meeting of Stockholders, our Bylaws provide that:

•	you must notify our Secretary in writing;

•	your notice must have been received at our headquarters not earlier than December 20, 2011 and not later than January 19, 2012; and

•	your notice must contain the specific information required in our Bylaws.

We will send copies of these requirements to any stockholder who writes to us requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2012 Annual Meeting of Stockholders without submitting them for possible inclusion in our 2012 proxy materials.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on April 18, 2011

The notice of annual meeting, proxy statement and our 2010 annual report are available at www.proxyvote.com. You may find more information about the date, time and location of the Annual Meeting of Stockholders, as well as the items to be voted on by stockholders at the annual meeting, in the section entitled “About the Proxy Materials and the Annual Meeting” beginning on page 1 of this proxy statement. There, you will also find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares over the Internet or by telephone.

If you are a stockholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at www.amstock.com and selecting “Shareholder Account Access.” If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

PROXY SOLICITATION

We are paying the cost of preparing, printing, and mailing the Notices and these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokerage firms, banks, custodians, fiduciaries and other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable expenses incurred. If we decide to retain a proxy solicitor, we will pay the fees charged by the proxy solicitor.

DIRECTIONS TO THE ANNUAL MEETING

From Westbound 164/US40:
Exit 164/US40 onto Maryville Centre Drive. (The preceding exit is Mason Road.) At the stoplight, turn right and proceed past the Marriott Hotel to the Solutia building on the right. Turn right at the Solutia sign and take another immediate right to enter the parking garage on the first level. Once parked, walk to the center stairs or use the elevator to descend to street level where you can enter the Main Lobby of the building.

From Eastbound 164/US40:
Exit 164/US40 at Woods Mill Road (R. 141). At the traffic light, cross Woods Mill Road and proceed east onto the 164/US40 outer road. Stay in the right-hand lanes and do not reenter 164/US40. At the Maryville Centre drive stoplight, turn left over the top of 164/US40. At the next stoplight, drive straight onto Maryville Centre Drive and proceed past the Marriott Hotel to the Solutia building on the right. Turn right at the Solutia sign and take another immediate right to enter the parking garage on the first level. Once parked, walk to the center stairs or use the elevator to descend to street level where you can enter the Main Lobby of the building.

From the Airport:
Take I-70 west to 270 south: exit westbound on 164/US40. Follow the directions above from Westbound 164/US40.

By order of the Board of Directors,

Vice President and Corporate Secretary

March 8, 2011

Appendix A

SOLUTIA’S CATEGORICAL INDEPENDENCE STANDARDS FOR NON-EMPLOYEE DIRECTORS

The Board shall have a majority of “independent directors” as defined in Section 303A of the New York Stock Exchange Listed Company Manual (as amended from time to time). The Board makes an affirmative determination regarding the independence of each director annually. A director may be deemed independent only if the Board affirmatively determines the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable and financial relationships or any other relationships the Board deems material.

The Board of Directors has adopted the following categorical standards to assist it in determining whether directors are independent.

A director shall not be deemed independent if the director:

1) is or has, during the last three years, been an employee of the Company;

2) is a current partner or a current employee of the Company’s internal or external auditor or within the last three years was a partner or employee of such firm and personally worked on the Company’s audit within that time;

3) is or has, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

4) has an immediate family member (as defined below) who falls within the foregoing criteria; provided, however, that with respect to employment by the Company’s internal or external auditor, the director’s immediate family member may be currently employed by the Company’s auditor but may not personally work on the Company’s audit and, with respect to employment by the Company, the director’s immediate family member may serve or may have served as an employee but not as an executive officer of the Company during the last three years;

5) has received, or has an immediate family member who has received, more than $120,000 in direct compensation from the Company in any 12-month period during the last three years (other than director and committee fees; pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and compensation paid to a director’s immediate family member for service as an employee, other than as an executive officer, of the Company);

6) is a current employee of, or has an immediate family member who is a current executive officer of, a company that made payments to, or received payments from, the Company for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; or

7) is or has been, or has an immediate family member who is or has been, an executive officer, trustee or director of a tax exempt or non-profit organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues during the last three years.

For purposes of these standards, the “Company” includes Solutia Inc. and any of its consolidated subsidiaries. An “immediate family member” includes a director’s spouse, parents, stepparents, children, stepchildren, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a tenant or employee) who shares the director’s home

A-1

Exercise Your Right to Vote Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on < You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: < For holders as of: Date: Time: < Location: 00000876721 R1.0.0.11699 SOLUTIA INC. SOLUTIA INC. ATTN:Investor Relations PO BOX 66760 575 MARYVILLE CENTRE DRIVE ST. LOUIS, MO 63166-6760 Annual Meeting February 24, 2011 April 18, 2011 April 18, 2011 10:00 AM CDT St. Louis, MO

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. 00000876722 R1.0.0.11699 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 04, 2011 to facilitate timely delivery. Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 William T. Monahan 02 Robert A. Peiser 03 Jeffry N. Quinn The Board of Directors recommends you vote FOR the following proposal: 2. Advisory vote on the frequency of an executive compensation advisory vote. The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To recommend, by non-binding vote, the frequency of executive compensation votes. The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the Appointment of Deloitte & Touche LLP as our Independent Public Accounting Firm NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

SOLUTIA INC. ATTN:Investor Relations PO BOX 66760 575 MARYVILLE CENTRE DRIVE ST. LOUIS, MO 63166-6760 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 William T. Monahan 02 Robert A. Peiser 03 Jeffry N. Quinn The Board of Directors recommends you vote FOR the following proposal: 2. Advisory vote on the frequency of an executive compensation advisory vote. The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To recommend, by non-binding vote, the frequency of executive compensation votes. The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the Appointment of Deloitte & Touche LLP as our Independent Public Accounting Firm NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 00000876731 R1.0.0.11699 Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 0 0 0 1 year 2 years 3 years Abstain 0 0 0 0 For Against Abstain 0 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

00000876732 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . SOLUTIA INC. Annual Meeting of Stockholders April 18, 2011 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints JEFFRY N. QUINN and PAUL J. BERRA, III, and each of them, with power of substitution, as proxy of the undersigned to represent the undersigned and to vote all shares of Solutia Inc. common stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Stockholders of Solutia Inc. to be held at its world headquarters at 575 Maryville Centre Drive, St. Louis, Missouri at 10:00 a.m. on Monday April 18, 2011 and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting on the matters set forth on the reverese side hereof and on all other matters properly coming before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side